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                          ASSET PURCHASE AND SALE AGREEMENT

                                   By and Between


                         SCOTT CABLE COMMUNICATIONS, INC.

                                        and

                      INTERLINK COMMUNICATIONS PARTNERS, LLLP


                              Dated as of July 1, 1998






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                                 TABLE OF CONTENTS

ARTICLE I -DEFINITIONS.....................................................   2

ARTICLE II - PURCHASE AND SALE OF ASSETS OF SELLER.........................   9

     2.1 Purchase and Sale of Assets ......................................   9
     2.2 Excluded Assets ..................................................  11
     2.3 Instruments of Transfer ..........................................  11

ARTICLE III - PURCHASE PRICE...............................................  12

     3.1 Purchase Price and Payments ......................................  12
     3.2 Deposit in Escrow ................................................  14
     3.3 Assumption of Liabilities.........................................  15
     3.4 Adjustments and Prorations .......................................  16
     3.5 Indemnity Escrow .................................................  19

ARTICLE IV - CLOSING.......................................................  20

     4.1 Closing Date .....................................................  20
     4.2 Default at Closing ...............................................  21

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLER.......................  21

     5.1 Corporate Existence and Qualification ............................  21
     5.2 Authorization; No Breach .........................................  22
     5.3 Effect of Agreement ..............................................  22
     5.4 Financial Statements .............................................  23
     5.5 Undisclosed Liabilities ..........................................  23
     5.6 Tax Returns and Audits............................................  24
     5.7 Franchises and Necessary Contracts ...............................  24
     5.8 Material Contracts and Obligations ...............................  26
     5.9 Systems' Capacity, Subscribers and Rates .........................  27
     5.10 Pole Attachment Agreements ......................................  27
     5.11 Employees .......................................................  27
     5.12 Absence of Certain Developments .................................  28
     5.13 Real Property ...................................................  29
     5.14 Title to Assets; Personal Property ..............................  29
     5.15 Necessary Property ..............................................  30
     5.16 Compliance with Laws ............................................  30
     5.17 Transactions ....................................................  32
     5.18 Litigation and Legal Proceedings ................................  32
     5.19 Brokers' Fees ...................................................  33
     5.20 Pensions and Other Deferred Compensation ........................  33
     5.21 Benefit Claims ..................................................  33
     5.22 Insurance, Surety Bonds, Damages ................................  33
     5.23 Environmental Laws ..............................................  33
     5.24 No Other Commitment to Sell .....................................  34
     5.25 Disclosure ......................................................  34

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF BUYER.......................  35

     6.1 Organization .....................................................  35
     6.2 Authorization of Agreement .......................................  35
     6.3 No Default .......................................................  35


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     6.4 Litigation........................................................  36
     6.5 Finders' and Brokers' Fees .......................................  36
     6.6 Disclosure .......................................................  36

ARTICLE VII - CONDUCT OF BUSINESS OF SELLER PRIOR TO CLOSING...............  36

     7.1 Restrictions on Operations Prior to Closing Date .................  36
     7.2 Payment of Obligations ...........................................  37
     7.3 Inventory ........................................................  37
     7.4 Compliance with Franchises........................................  37

ARTICLE VIII - INVESTIGATION BY BUYER......................................  38

     8.1 Access to Records.................................................  38
     8.2 Publicity ........................................................  38

ARTICLE IX - FURTHER COVENANTS.............................................  39

     9.1 Delivery of Documents to Buyer....................................  39
     9.2 Transfer of Franchises and Necessary Contracts Prior to Closing...  40
     9.3 Further Assurances ...............................................  40
     9.4 Release of Encumbrances ..........................................  41
     9.5 Environmental Reports ............................................  41
     9.6 HSR Notification .................................................  41
     9.7 Collection of Advertising Sales Accounts Receivable ..............  42
     9.8 Solicitation of Bankruptcy Plan Acceptances ......................  42
     9.9 Documents and Motions to be Filed by Seller ......................  42
     9.10 Bankruptcy Proceedings...........................................  43
     9.11 Diligent, Good Faith Efforts.....................................  43
     9.12 Confirmation Order or Approval Order ............................  44
     9.13 No Solicitation; Competing Transaction ..........................  45
     9.14 Notification of Utilities .......................................  47
     9.15 Broadcast TV Signals.............................................  47
     9.16 Due Diligence Payment to Buyer ..................................  48

ARTICLE X - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ALL PARTIES.........  48

     10.1 Litigation Prohibiting Consummation of Transactions .............  48
     10.2 Orders Prohibiting Consummation of Transactions .................  48
     10.3 HSR Act .........................................................  48
     10.4 Morbeck Agreement Escrow ........................................  48

ARTICLE XI - CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS...................  49

     11.1 Compliance with Agreement .......................................  49
     11.2 Correctness of Representations and Warranties ...................  49
     11.3 No Adverse Change in Business or Properties .....................  49
     11.4 Certificate of Officer ..........................................  49
     11.5 Opinion of Counsel ..............................................  49
     11.6 Opinion of Reorganization Counsel ...............................  49
     11.7 Opinion of FCC Counsel ..........................................  49
     11.8 Noncompete Agreement ............................................  50
     11.9 Absence of Litigation ...........................................  50
     11.10 Consents .......................................................  50
     11.11 Subscribers ....................................................  50
     11.12 Receivables Report .............................................  50
     11.13 Bankruptcy Court Approvals .....................................  50


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ARTICLE XII - CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.................  51

     12.1 Correctness of Representations and Warranties ...................  51
     12.2 Compliance with Agreement .......................................  51
     12.3 Certificate of Officer ..........................................  51
     12.4 Absence of Litigation ...........................................  51
     12.5 Proceedings and Documents .......................................  51
     12.6 Opinion of Counsel ..............................................  51
     12.7 Bankruptcy Court Approvals ......................................  52
     12.8 Appraisal .......................................................  52

ARTICLE XIII - EXPENSES OF NEGOTIATION AND TRANSFER........................  52

     13.1 Expenses.........................................................  52

ARTICLE XIV - RIGHTS TO TERMINATE, BREACH, LIQUIDATED DAMAGES..............  53

     14 Termination .......................................................  53

ARTICLE XV - INDEMNIFICATION...............................................  59

     15.1 Indemnification by Seller .......................................  59
     15.2 Indemnification by Buyer ........................................  60

ARTICLE XVI - CASUALTY OR LOSS.............................................  63

     16.1 Repairs or Replacement of Assets ................................  63
     16.2 Risk of Loss ....................................................  64

ARTICLE XVII - MISCELLANEOUS...............................................  64

     17.1 Assignment ......................................................  64
     17.2 Successors.......................................................  64
     17.3 Entire Agreement ................................................  64
     17.4 Third Parties ...................................................  64
     17.5 Amendments in Writing ...........................................  65
     17.6 Governing Law ...................................................  65
     17.7 Interpretation ..................................................  65
     17.8 Arbitration .....................................................  66
     17.9 Notices .........................................................  66
     17.10 Severability ...................................................  67
     17.11 Counterparts ...................................................  67


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                                  INDEX TO EXHIBITS

Exhibit 2.3(i)      Form of Bill of Sale
Exhibit 2.3(ii)     Form of Assignment and Assumption Agreement
Exhibit 2.3(iii)    Form of Special Warranty Deed
Exhibit 3.2         Deposit Escrow Agreement
Exhibit 3.5         Form of Closing Escrow Agreement
Exhibit 11.5        Form of Seller's Counsel Opinion
Exhibit 11.6        Form of Seller's FCC Counsel Opinion
Exhibit 11.7        Form of Non-Competition Agreement
Exhibit 11.9        Form of Consent or Approval to Assignment and Transfer
Exhibit 12.6        Form of Buyer's Opinion of Counsel



                                INDEX OF SCHEDULES

Schedule       Title
1.1(A)         Slow Pay Bulk Agreements
1.1(B)         Systems and Service Areas
2.1(A)         Real Estate
2.1(C)         Seller's Interest in Leases, as Lessor
2.1(H)         Choses in Action
2.1(I)         Proprietary Rights
2.1(K)         Vehicles
2.2            Excluded Assets
3.3(B)         Free Service
5.3            Material Consents and Approvals
5.6            Unpaid Taxes
5.7(A)         Franchises
5.7(B)         Necessary Contracts
5.7(C)         Defaults Under Franchises and Necessary Contracts
5.8(A)         Material Agreements
5.8(B)         Defaults under Material Agreements
5.9(A)         Channel Capacity, Subscribers and Rates
5.10      Pole Attachments
5.11      Labor Discussions
5.12      Absence of Certain Developments
5.13      Real Estate Liens and Encumbrances
5.17      Transactions
5.18      Litigation and Administrative Proceedings
5.20      Retirement Plans
5.21      Employee Benefit Plans
5.22      Insurance Policies and Surety Bonds
5.23      Environmental Laws; Environmental Permits
5.24      Sale Commitments


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     THIS ASSET PURCHASE AND SALE AGREEMENT is made and entered into as of July
1, 1998 by and between Scott Cable Communications, Inc., a Texas corporation ("Seller"), and InterLink Communications Partners, LLLP, a Colorado limited liability limited partnership ("Buyer").

     WHEREAS, Seller owns and operates cable television systems serving subscribers in various areas in the States of Arkansas, California, Colorado, Louisiana, Nebraska, New Mexico, North Dakota, Ohio, Texas, and Virginia (which areas of service are more specifically described in Schedule 1.1(B) hereto and are hereinafter collectively referred to as the "Service Areas");

     WHEREAS, Seller, in reliance upon the representations and warranties of Buyer, desires to sell to Buyer, and Buyer, in reliance upon the representations and warranties of Seller, desires to purchase from Seller, substantially all of the assets, property and business relating to Seller's cable television systems serving subscribers in and around the Service Areas, but specifically excluding those assets described in Section 2.2;

     WHEREAS, in connection with the proposed sale of the Assets (the capitalized terms used and not otherwise defined herein being used as defined in Article I hereof) to Buyer, Seller intends to commence the Bankruptcy Case and file the Bankruptcy Plan with the Bankruptcy Court, providing, inter alia, for (i) the sale of the Assets to Buyer pursuant to the terms and conditions set forth in this Agreement and (ii) the distribution of the sale proceeds to creditors of Seller in accordance with the Bankruptcy Plan and the distribution priority scheme established by the Bankruptcy Code; and

     WHEREAS, Buyer and Seller, respectively, deem it advisable and in the best interests of each that a sale of the Assets occur upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

                                     ARTICLE I

                                    DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     1.1 "1992 Act" means the Cable Television Consumer Protection and Competition Act of 1992.

     1.2 "Additional Financial Statements" means (i) as to monthly statements, Seller's unaudited Statement of Operations for each monthly period after the period ended September 30, 1997, and (ii) as to quarterly statements, Seller's unaudited Balance Sheet and related Statements of Operations and Statements of Changes in Financial Position for each quarterly period after the period ended September 30, 1997.

     1.3    "Affiliate" has the meaning ascribed to such term in the Bankruptcy
Code.

     1.4 "Approval Order" means an order of the Bankruptcy Court, approving this Agreement and authorizing the sale of the Assets to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code and which order shall by its express terms be binding upon any subsequent Chapter 7 trustee that may be appointed in the Bankruptcy Case.

     1.5    "Assets" has the meaning set forth in Section 2.1.

     1.6    "Assignment And Assumption Agreement" has the meaning set forth in
Section 2.3(ii).

     1.7    "Assumed Liabilities" has the meaning set forth in Section 3.3.

     1.8    "Audited Financial Statements" has the meaning set forth in Section
5.4.

     1.9 "Bankruptcy Case" means the voluntary Chapter 11 case to be commenced by Seller in the Bankruptcy Court.

     1.10 "Bankruptcy Code" means the United States Bankruptcy Code as set forth in Title 11 of the United States Code and in effect on the date of the commencement of the Bankruptcy Case together with any amendments thereto that are applicable to the Bankruptcy Case.

     1.11 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Connecticut, or any other court with jurisdiction over the Bankruptcy Case.

     1.12 "Bankruptcy Plan" means the Chapter 11 plan of Seller attached to the Disclosure Statement to be filed by Seller, and the exhibits thereto, including, inter alia, a copy of this Agreement.

     1.13 "Bankruptcy Plan Solicitation" means Seller's solicitation of acceptances of the Bankruptcy Plan pursuant to Section 1126(b) of the Bankruptcy Code.



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     1.14   "Basic Subscriber Equivalents" means equivalent bona fide
Non-Delinquent CATV subscribers served by commercial establishments and multi-dwelling units (e.g. bars, taverns, apartment buildings, dormitories, hospitals, etc.) that are billed on a bulk or otherwise discounted basis for basic (or expanded basic) service which have paid in full the charges for at least one month of service, none of which is pending disconnection for any reason, the number of which Basic Subscriber Equivalents shall be deemed to be equal to the quotient that is derived from dividing: (a) the gross basic (or, if applicable, expanded basic) billings to all such commercial establishments and multi-dwelling units that are billed on a bulk or otherwise discounted basis for basic (or expanded basic) service (but excluding billings from a la carte tiers or premium services, installation or other non-recurring charges, converter rental, any fees or charges for any outlet or connection other than the first outlet or connection, pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such commercial establishment or multi-dwelling unit during the most recent Monthly Billing Period ended prior to the date of calculation (but excluding billings in excess of a single Monthly Billing Period's charge) by
(b) the rate charged by the respective System to individual homes at the date of determination for basic service (or, if the respective commercial establishment or multi-dwelling unit also takes expanded basic service, then by the rate charged by that System to individual homes at the date of determination for basic and expanded basic service), exclusive of any charges for the additional services, franchise fees, taxes, etc. which are excluded from the calculation of gross basic (or, if applicable, expanded basic) billings set forth in clause (a) above, such rate to be not less than the respective System's standard rate for such service.

     1.15 "Basic Subscribers" means (i) all bona fide Non-Delinquent CATV subscribers (i.e., the first connections) that have paid in full, on a nondiscounted basis (other than senior citizen discounts), for at least one Monthly Billing Period of the respective services ordered by the respective subscriber, and to whom the respective System is rendering its basic (or expanded basic, as the case may be) CATV service (whether or not in conjunction with any tiered or premium services) at that System's then applicable monthly rate therefor, none of which subscribers is pending disconnection for any reason, plus (ii) all Basic Subscriber Equivalents.

     1.16   "Basket" has the meaning set forth in Section 15.1(b).

     1.17   "Bill of Sale" has the meaning set forth in Section 2.3(i).

     1.18 "Business" means the CATV business conducted by Seller on the date of this Agreement through the Systems in and around the Service Areas.

     1.19 "Buyer" means InterLink Communications Partners, LLLP, a Colorado registered limited liability limited partnership.

     1.20   "CARS" means CATV relay service.

     1.21   "CATV" means cable television.

     1.22   "Closing" has the meaning set forth in Section 4.1.


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     1.23   "Closing Adjustment Certificate" means the certificate to be delivered by Seller to Buyer, not less than ten (10) days prior to the Closing Date, pursuant to Section 3.4(d).

     1.24   "Closing Date" has the meaning set forth in Section 4.1.

     1.25 "Closing Escrow Agreement" means an indemnification escrow agreement substantially in the form of Exhibit 3.5 hereto.

     1.26 "Commencement Date" means the date on which the Bankruptcy Case is commenced.

     1.27   "Competing Proposal" has the meaning set forth in Section 9.13(a).

     1.28 "Competing Transaction" means one or more transactions effected, or to be effected, pursuant to a Competing Proposal for all or substantially all of the Assets which provides for consideration which, in the aggregate, is equal to or in excess of One Hundred Seventy Two Million Six Hundred Fifty Thousand dollars ($172,650,000).

     1.29   "Competing Proposal Acceptance Notice" has the meaning set forth in
Section 9.13(c).

     1.30 "Confirmation Order" means an order of the Bankruptcy Court confirming the Bankruptcy Plan and approving the sale of the Assets to Buyer pursuant to the Bankruptcy Plan under, inter alia, Sections 105, 365, 1123 and 1129 of the Bankruptcy Code and otherwise in accordance with the terms of this Agreement.



     1.31 "DeMinimis Agreements" means Seller's written or verbal subscriber agreements with subscribers (other than bulk subscribers) entered into in the ordinary course of business for the provision of CATV service at the standard rates charged by the respective System for such service and those contracts, leases, assignments, licenses, commitments and agreements that are not Material Agreements because those contracts, leases, assignments, licenses, commitments or agreements involve payments of less than $10,000 individually over the life of such agreements and less than $50,000 in the aggregate for all such agreements over the life of such agreements and do not impose (individually or collectively) any significant non-monetary obligations.

     1.32 "Deposit" means the sum of Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000) deposited into escrow by Buyer with the Escrow Agent pursuant to Section 3.2(a).

     1.33 "Deposit Escrow Agreement" means a deposit escrow agreement substantially in the form of Exhibit 3.2 hereto.

     1.34 "Disclosure Statement" means Seller's Disclosure Statement in connection with the Bankruptcy Plan to be filed in the Bankruptcy Case.

     1.35   "Effective Time" means 11:59 p.m. of the day prior to the Closing
Date.


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     1.36   "Encumbrances" means, collectively, all debts, claims, liabilities, obligations, taxes, liens, mortgages, security interests and other encumbrances of any kind, character or description, whether accrued, absolute, contingent or otherwise (and whether or not reflected or reserved against in the balance sheets, books of account and records of Seller).

     1.37 "Environmental Law" means any applicable federal, state, or local law, statute, standard, ordinance, rule, regulation, code, license, permit, authorization, approval, and any consent order, administrative or judicial order, judgment, decree, injunction, or settlement agreement between Seller and a governmental entity relating to the protection, preservation or restoration of the environment (including, without limitation, air, water, land, plant and animal life or any other natural resource).

     1.38 "Environmental Permit" means any permit, license, approval, consent or other authorization required by any applicable Environmental Law.

     1.39   "Escrow Agent" means Colorado National Bank.

     1.40   "Event of Loss" has the meaning set forth in Section 16.1.

     1.41   "Excluded Assets" has the meaning set forth in Section 2.2.

     1.42   "FAA" means the Federal Aviation Authority.

     1.43   "FCC" means the Federal Communications Commission.

     1.44 "Final Closing Certificate" means the certificate to be delivered by Buyer to Seller within ninety (90) days after the Closing Date pursuant to
Section 3.4(d).

     1.45 "Final Order" means an order or judgment which has not been reversed or stayed and as to which (i) the time to appeal or seek review or certiorari has expired pursuant to Rule 8002 of the Federal Rules of Bankruptcy Procedure and no appeal or petition for review or certiorari is pending and
(ii) the time to seek rehearing pursuant to Rule 8015 of the Federal Rules of Bankruptcy Procedure has expired and no petition for rehearing to such Rule 8015 is pending.

     1.46 "Franchise" means, with respect to any System, the respective franchise (or, in lieu thereof, the respective license, consent, permit, approval or authorization) entered into, issued or otherwise granted by any state or local (e.g., city, county, parish, town or village) governmental body, for the construction, installation and operation of that System.

     1.47   "Free Service" has the meaning set forth in Section 3.3(b).

     1.48 "Hazardous Substance" means any substance or material listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity; Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde


                                          5
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foam installation, lead and polychlorinated biphenyl classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated under any Environmental Law.

     1.49 "Homes Passed" means all single family homes, and all residential units in multi-dwelling units, capable of being serviced by any System without further trunk or feeder line construction.

     1.50   "HSR Act" has the meaning set forth in Section 9.6.

     1.51 "Improvements" means all buildings, structures, CATV towers and fixtures, and other improvements now or hereafter actually or constructively attached to the Real Estate, and all modifications, additions, restorations or replacements of the whole or any part thereof.

     1.52 "Indemnifiable Damages" means any and all liabilities in respect of suits, proceedings, demands, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses) incurred in the investigation, defense or settlement of any claims covered by the indemnification set forth in this Agreement.

     1.53   "Indemnitee" has the meaning set forth in Section 15.3.

     1.54   "Indemnitor" has the meaning set forth in Section 15.3.

     1.55 "Indemnity Fund" means the sum of Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000) of the Purchase Price deposited at Closing with the Escrow Agent pursuant to the Closing Escrow Agreement.

     1.56 "Interim Motion" means the motion to be filed by Seller with the Bankruptcy Court for the purpose of seeking to obtain the Bankruptcy Court's entry of an Interim Order in substantially the form of the Proposed Interim Order (a copy of which shall be submitted therewith).

     1.57 "Interim Order" means the actual order entered by the Bankruptcy Court in response to the Interim Motion.

     1.58   "Legal Proceedings" has the meaning set forth in Section 5.18.

     1.59   "Mandatory Retransmission Obligations" has the meaning set forth in
Section 9.15.

     1.60 "Material Agreement" means any agreement of any nature (other than one required to be listed by Section 5.7) to which Seller is a party, or by which Seller or any of its properties is bound, which (i) by its terms obligates Seller to pay more than $10,000, (ii) in the aggregate with all such agreements obligates Seller to pay more than $50,000, or (iii) imposes upon Seller any significant non-monetary obligations.

     1.61 "Monthly Billing Period" means the respective monthly period (whether such period is a calendar month or, as in the case of any System that engages in cycle billing, any other monthly period) to which any System-generated subscriber bill for CATV services relates.


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     1.62   "Morbeck Agreement" means the Severance Agreement dated as of
September 1, 1994 between the Company and J.P. Morbeck.

     1.63 "Necessary Contract" means any agreement to which Seller is a party and which is necessary for Seller's (i) use of any tower, office or headend site, (ii) pole attachments, (iii) rights-of-way, (iv) service to any residential development or any commercial or residential dwelling unit, (v) material licenses and easements, or (vi) operation of the Business and the Systems, other than any Material Agreement which, if not entered into, would not have a material adverse effect on the Systems.

     1.64 "Non-Delinquent" means a subscriber who does not have a past due balance of more than two Monthly Billing Periods (except as otherwise set forth on Schedule 1.1(A) with respect to the bulk accounts itemized thereon) from the first day of the initial Monthly Billing Period to which a bill relates, except for past due amounts representing late fees and other minimal ancillary charges totaling $5.00 or less.

     1.65   "Outside Date" has the meaning set forth in Section 4.1.

     1.66 "Paying Agent" means such Person as shall be appointed to serve as the administrative trustee or disbursing agent under the Bankruptcy Plan.

     1.67   "Permitted Encumbrances" means (a) any Encumbrances set forth in
Schedule 5.13 hereto or in any title insurance policy provided to Buyer hereunder, all of which Encumbrances shall be released at or prior to the Closing (or the release of which shall be fully secured by Seller at the Closing at Seller's sole cost and expense by an escrow in form acceptable to Buyer, which acceptance shall not be unreasonably withheld or delayed), except insofar as any such Encumbrance shall constitute a Permitted Encumbrance under clause (b), (c), or (d) hereof; (b) any liens for current taxes, assessments or governmental charges not yet due and payable; (c) any non-monetary Encumbrances that do not, in any material respect, individually or in the aggregate, affect or impair Seller's present use of the affected Asset; and (d) any materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's or other like liens arising in the ordinary course of business (or deposits to obtain the release thereof), which liens (or deposits) shall be released at or prior to the Closing (or the release of which shall be fully secured by Seller at the Closing at Seller's sole cost and expense by an escrow in form acceptable to Buyer, which acceptance shall not be unreasonably withheld or delayed).

     1.68 "Person" means an individual, corporation, limited liability company, partnership, sole proprietorship, association, joint venture, joint stock company, trust, incorporated organization, or governmental agency or other entity.

     1.69   "Phase I Property" has the meaning set forth in Section 9.5.

     1.70 "Premium Subscriber" means a Basic Subscriber who subscribes to and has been (or is to be) charged for any optional single channel or non-basic tier service for which there is a specified charge.

     1.71   "Property Interests" has the meaning set forth in Section 2.1(d).


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     1.72   "Proposed Interim Order" means the proposed form of Interim Order to be submitted to the Bankruptcy Court by Seller pursuant to the Interim Motion for the purpose of seeking to obtain the Bankruptcy Court's entry of an Interim Order adopting or otherwise approving the provisions of Sections 4.2, 8.1, 9.13, Article XIV and Section 15.1.

     1.73 "Purchase Price" means One Hundred Sixty Five Million Dollars ($165,000,000), as adjusted pursuant to Section 3.4.

     1.74   "Qualified Third Party" has the meaning set forth in Section
9.13(a).

     1.75   "Real Estate" has the meaning set forth in Section 2.1(a).

     1.76   "Required Consents" means those approvals and consents set forth on
Schedule 5.3 that are marked with an asterisk.

     1.77 "Seller" means Scott Cable Communications, Inc., a Texas corporation.

     1.78 "Service Areas" has the meaning set forth in the second paragraph of this Agreement.

     1.79 "Signals" means the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that any System transmits to its respective subscribers.

     1.80 "Signature Date" means the date (or the later of the two dates) on which Buyer and Seller actually execute this Agreement, as such date(s) is
(are) set forth below Buyer's and Seller's signatures on the signature page hereof; provided that, as used in this Agreement, the words "the date of this Agreement", "the date hereof" and words to similar effect shall mean "as of July 1, 1998" and not the Signature Date.

     1.81   "Special Warranty Deed" has the meaning set forth in Section
2.3(iii).

     1.82 "System" means all of the assets, property and business constituting any CATV system of Seller, each of which Systems (together with the respective Service Areas served thereby) is described in Schedule1.1(B) hereto.

     1.83 "Third Party" means any person other than Buyer or Seller or any Affiliate of Buyer.

     1.84   "Topping Fee" has the meaning set forth in Section 14(c).

     1.85   "Topping Offer" has the meaning set forth in Section 9.13(c).

     1.86   "Topping Right" has the meaning set forth in Section 9.13(c).

     1.87   "Unaudited Financial Statements" has the meaning set forth in
Section 5.4.

The plural of any term defined in the singular, and the singular of any term defined in the plural, shall have a meaning correlative to such defined term.

                                    ARTICLE II

                       PURCHASE AND SALE OF ASSETS OF SELLER

     2.1    Purchase and Sale of Assets.

     Seller agrees to sell, assign, transfer, convey, bargain, grant and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from Seller on the Closing Date, all on the terms and conditions hereinafter set forth, all of Seller's right, title, and interest, of whatever kind and nature, real, personal and mixed, tangible and intangible, whether or not reflected on Seller's books and records, known or unknown, accrued, absolute, contingent or otherwise, in and to the Assets, all as the same exist on the Closing Date, free and clear of and expressly excluding all Encumbrances other than the Permitted Encumbrances, and except for the assumption of obligations expressly provided for in Section 3.3, including without limitation:

     (a) each parcel of real property owned by Seller at the date hereof as described in Schedule 2.1(A) hereto, all of which parcels (together with any other parcels of real property acquired by Seller between the date hereof and the Closing Date) are herein collectively referred to as the "Real Estate";

     (b)    all Improvements;

     (c) all post-Closing Date interests of Seller as lessor (whether named as such therein or by assignment or otherwise) in all leases and subleases, if any, of the Real Estate and the Improvements now existing or at any time hereafter made, and any and all amendments, modifications, supplements, renewals and extensions thereof, together with all rents, royalties, security deposits, revenues, issues, earnings, profits, income and other benefits of the Real Estate or the Improvements due (or to become due) on or after the Closing Date with respect to the Real Estate or the Improvements or any part thereof, all of which leases and subleases, as amended to date, are described in
Schedule 2.1(C) hereto;

     (d) all interests of Seller in and to all streets, roads and public places, open or proposed, and all easements, licenses and rights of way, public and private, tenements, hereditaments, rights and appurtenances, now or hereafter used in connection with the Systems, or belonging, incident or appertaining to, the Real Estate or the Improvements (the "Property Interests");

     (e) all property, plant, equipment, fixtures, office furnishings, machinery, antenna installations, inventory, cable strand, converters, amplifiers, house drops, towers, microwave facilities, earth stations and other auxiliary facilities, and other property owned by Seller;

     (f) all of Seller's Franchises (all of which are listed in Schedule 5.7(A) hereto);

     (g) all of Seller's Necessary Contracts and Material Agreements described and categorized in Schedules 5.7(B) and 5.8(A) hereto (other than Seller's CATV programming agreements, all of which shall be terminated as of the Closing Date except as provided otherwise in Section 9.15 with respect to the Mandatory Retransmission Obligations) and the DeMinimis Agreements;

     (h) all choses-in-action of Seller, as set forth in Schedule 2.1(H) hereto;

     (i) all patents, copyrights, trademarks, trade names and service marks owned or held by Seller (other than the names American Cable Entertainment, Scott Cable Communications, Inc. and derivations thereof, provided that Buyer shall have the right to use the foregoing names and derivations for a period of 90 days following the Closing Date, or for such longer period of time as Buyer shall be using commercially reasonable efforts to remove all such names from any items of equipment or inventory of the Systems, but in no event for more than 180 days after the Closing Date) and all of the rights associated therewith (including any and all applications, registrations, extensions and renewals thereof), all of which are described in Schedule 2.1(I) hereto;

     (j) all engineering specifications, maps, plans, diagrams, billing service reports, computer master tapes, books and records owned by Seller and relating to the Systems, other than its tax returns and financial records; provided, however, that Buyer agrees to provide access, at Seller's expense, to such transferred books and records to Seller during normal business hours upon reasonable notice if necessary for tax purposes for a period not to exceed six years after Closing; provided, further, that notwithstanding anything herein to the contrary, Buyer shall have the right to destroy such transferred books and records at any time during the last two years of such six-year period after 45 days written notice to Seller of Buyer's intent to destroy such transferred books and records unless Seller elects to take possession of the transferred books and records at its expense within the 45 days after receipt of such notice from Buyer;

     (k) all automotive equipment and motor vehicles utilized in the operation of the Systems by Seller, all of which are described in Schedule 2.1(K) hereto;

     (l) all business radio licenses, and all applications therefor, all of which are listed in Schedule 5.7(B) hereto;

     (m) all subscriber lists and rights with respect thereto of Seller, and the names used by Seller in the operation of the Systems (other than the names American Cable Entertainment, Scott Cable Communications, Inc. and derivations thereof, provided that Buyer shall have the right to use the foregoing names and derivations for a period of 90 days following the Closing Date, or for such longer period of time as Buyer shall be using commercially reasonable efforts to remove all such names from any items of equipment or inventory of the Systems, but in no event for more than 180 days after the Closing Date), provided, however, that Buyer agrees to comply with any applicable right of privacy laws with respect thereto;

     (n)    all of Seller's accounts receivable; and

     (o)    all earth stations and other auxiliary facilities.

     All of the foregoing business, assets, properties and rights to be transferred to Buyer hereunder are collectively referred to herein as the "Assets".

     2.2    Excluded Assets.

     Anything in the foregoing to the contrary notwithstanding, there shall be excluded from the Assets (and Seller shall be entitled to retain): (i) all cash and cash equivalents, (ii) all advertising sales accounts receivable representing advertising sales allocable to advertisements exhibited prior to the Closing Date, and (iii) all of the assets listed on Schedule 2.2 hereto (collectively, the "Excluded Assets").

     2.3    Instruments of Transfer.

     At the Closing, Seller will deliver to Buyer the following:

     (i) a bill of sale in substantially the form of Exhibit 2.3(i) hereto (the "Bill of Sale");

     (ii) an instrument of assignment and assumption in substantially the form of Exhibit 2.3 (ii) (the "Assignment And Assumption Agreement");

     (iii) for each parcel of Real Estate, a special warranty deed in the form customarily used in the jurisdiction where the respective parcel of Real Estate is located, or, in lieu thereof, in substantially the form of Exhibit 2.3(iii) hereto (each a "Special Warranty Deed"); and

     (iv) the originals (or, if not then in Seller's possession, such copies as Seller then possesses) of all instruments and other data relating to the Assets, business and operations of Seller with respect to the Systems and, simultaneously with such delivery, Seller will grant Buyer actual possession and operating control of such Assets, business and operations. At any time and from time to time after the Closing Date, on Buyer's reasonable request, Seller will execute, acknowledge and deliver such further deeds, assignments and transfers and take such further actions as may be reasonably required in conformity with this Agreement for the adequate sale assignment, transfer and grant to Buyer of the Assets.


                                    ARTICLE III

                                  PURCHASE PRICE

     3.1    Purchase Price and Payments.

     The purchase price for the sale of the Assets under this Agreement shall be One Hundred Sixty Five Million Dollars ($165,000,000), as adjusted pursuant to Section 3.4 (the "Purchase Price"). The entire Purchase Price except for the amount of the Indemnity Fund shall be payable at the Closing by the wire transfer of federal funds to an account or accounts designated by Seller, in a written notice delivered by Seller to Buyer. Buyer shall deposit the amount of the Indemnity Fund provided in Section 3.5 directly with the Escrow Agent on the Closing Date. Buyer and Seller agree that the allocation of the Purchase Price among the Assets shall be in accordance with an appraisal to be conducted and delivered to Buyer and Seller within sixty (60) days after the Signature Date by a reputable appraisal firm selected and retained by Buyer, at Buyer's expense, with experience in the valuation and appraisal of CATV system assets, and such allocation shall be used by both Buyer and Seller in any federal, state and/or local income or other tax or information return filed by it, which includes an evaluation of the Assets (i.e., allocation of the Purchase Price), provided that not less than thirty five percent (35%) of the Purchase Price shall be allocated to the tangible assets among the Assets. Seller shall promptly notify Buyer, and Buyer shall promptly notify Seller, of any adjustment that comes to its attention which is proposed to be made by any federal, state or local taxing authority with respect to the allocation of the Purchase Price.

     3.2    Deposit in Escrow.

     (a) On (or within two business days after) the Signature Date, Buyer will deposit in escrow with the Escrow Agent under the Deposit Escrow Agreement the sum of Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000) (the "Deposit"). At the Closing, Buyer and Seller shall authorize and direct the Escrow Agent to pay the Deposit plus accrued interest to Seller on the Closing Date, which combined sum shall be credited against the Purchase Price. In the event that the Closing shall not occur prior to the Outside Date by reason of any breach or default hereunder by Buyer as determined by a Final Order, and provided that Seller shall have performed, or shall stand ready, willing, and able to perform, its obligations under this Agreement in all material respects, the Escrow Agent, in accordance with the terms of the Deposit Escrow Agreement, shall pay the Deposit and all accrued interest to Seller, which Seller shall retain as liquidated damages, and upon such payment, all obligations of Buyer to Seller (and all obligations of Seller to Buyer) hereunder shall terminate, except as otherwise expressly provided in the Deposit Escrow Agreement with respect to such legal fees and expenses, if any, as Seller may have incurred in connection with obtaining the foregoing payment. Seller and Buyer hereby agree that any damages which Seller or any person claiming through or under Seller may at any time allege to have been suffered by Seller or any such person arising out of or related to any breach by Buyer are not easily measured and that the proceeds of the Deposit and all accrued interest represent a reasonable estimate of the damages to be suffered by Seller and not a penalty. Accordingly, Buyer and Seller hereby agree that the payment of the proceeds of the Deposit and all accrued interest shall be a liquidated sum in full satisfaction and complete payment of all such damages and in lieu of any and all other damages, including without limitation, all consequential, incidental and punitive damages, arising out of or related to such breach by Buyer and that no additional damages shall be payable to Seller or any such person arising out of or related to such breach (except as otherwise expressly provided in the Deposit Escrow Agreement with respect to such legal fees and expenses, if any, as Seller may have incurred in connection with obtaining the foregoing payment).

     (b) In the event that (i) the Closing does not occur prior to the Outside Date for any reason other than a breach or default by Buyer under this Agreement, or (ii) this Agreement is terminated by Buyer or Seller for any reason in accordance with Section 14 (other than a termination by Seller based upon a breach or default by Buyer under this Agreement), Buyer and Seller shall authorize and direct the Escrow Agent to return the Deposit plus interest to Buyer, in accordance with the terms of the Deposit Escrow Agreement, without prejudice to any other of Buyer's remedies hereunder.

     (c) Concurrent with the execution of this Agreement, Buyer, Seller and Escrow Agent are entering into the Deposit Escrow Agreement, subject to the Escrow Agent's timely receipt of the Deposit pursuant to Section 3.2(a).

     3.3    Assumption of Liabilities.

     On the Closing Date, Buyer shall execute and deliver to Seller the Assignment And Assumption Agreement pursuant to which Buyer shall assume and agree to perform and discharge the following with respect to the Systems as they become due for all periods from and after the Effective Time, to the extent not theretofore performed or discharged (the "Assumed Liabilities"):

     (a) All obligations of Seller attributable and relating to the period after the Effective Time under all Franchises, Necessary Contracts, Material Agreements, and all such other leases, contracts and agreements in existence on the Closing Date as are set forth on Schedules 2.1(C), 5.7(A), 5.7(B) and 5.8(A) hereto, or which are not required to be set forth under the provisions of Section 5.8 because such leases, contracts, or other agreements are DeMinimis Agreements; provided, however, that Seller shall have paid or discharged, and Buyer shall not be liable for, any cure payment required to be made in connection with the assumption and assignment of any such agreement under section 365 of the Bankruptcy Code or any other amount attributable and relating to the period prior to the Effective Time;

     (b) The obligation of Seller and its assigns to provide free, discounted or reduced price CATV services to (i) those Persons identified on
Schedule 3.3(B) hereto, (ii) those Persons as required pursuant to any Franchise, and (iii) those Persons where such service can be terminated by Buyer upon not more than 90 days notice (the above obligations being herein collectively referred to as "Free Service");

     (c) All obligations of Seller arising out of customer prepayments and converter deposits and all accrued and unpaid expenses and liabilities to the extent an adjustment to the Purchase Price in favor of Buyer is made pursuant to Section 3.4(a)(ii) and Section 3.4(c);

     (d) All obligations of Seller for any and all state and local sales or transfer taxes payable in connection with Seller's sale and transfer of the Assets to Buyer;

     (e) All obligations of Seller under the Morbeck Agreement to the extent an adjustment to the Purchase Price in favor of Buyer is made pursuant to
Section 3.4(a)(iv); and

     (f) All obligations of Seller for its ordinary course payables and other ordinary course obligations accrued or outstanding on the Closing Date, but only to the extent an adjustment to the Purchase Price is made in favor of Buyer pursuant to Section 3.4(g).

     Buyer shall not be liable for any liabilities, contracts, agreements or other obligations of Seller which are not specifically assumed hereunder, and Seller shall indemnify Buyer against all such liabilities, contracts, agreements and other obligations in accordance with the provisions of Section 15.1.

     3.4    Adjustments and Prorations.

     The operation of the Systems until the Effective Time shall be for the account of Seller and thereafter for the account of Buyer. The operation of the Systems and the income and expenses attributable thereto shall be prorated as of the Effective Time. The Purchase Price shall be adjusted and the revenues and expenses relating to the Systems shall be prorated, as follows (all such adjustments and prorations being effective as of the Effective Time):

     (a) The Purchase Price shall be reduced by the sum of the following amounts: (i) an amount equal to $2,132 for each Basic Subscriber less than 77,400; (ii) the amount of Seller's liabilities with respect to subscriber prepayments and converter deposits, the responsibility for which is hereby assumed by Buyer under this Agreement (that portion of those prepayments relating to services provided prior to the Effective Time being for the account of Seller, and that portion of those prepayments relating to services to be provided by Buyer after the Effective Time being for the account of Buyer);
(iii) the aggregate amount of all state and local sales or transfer taxes payable in connection with the sale and transfer to Buyer of such of the Assets that are located in Colorado or Nebraska, and one-half of the aggregate amount of all state and local sales or transfer taxes payable in connection with the sale and transfer to Buyer of such of the Assets that are located in any state other than Colorado or Nebraska;and (iv) the amount of Seller's obligations to J.P. Morbeck at Closing pursuant to the Morbeck Agreement; provided, however, an amount equal to the final six months' of severance payments pursuant to the

Morbeck Agreement shall be delivered by Buyer to Baker & Hostetler LLP;
Attention: Stuart G. Rifkin, Esq. to be held in escrow to cover the contingent payments potentially owed Morbeck under the Morbeck Agreement. In the event that any funds remain in the escrow on the date which is one year from the Closing Date and are not required to be paid to Morbeck under the Morbeck Agreement, such funds shall be paid to the Paying Agent on the tenth business day following the first anniversary of the Closing Date.

     (b) The Purchase Price shall be increased by the sum of the following amounts: (i) an amount for Seller's subscriber accounts receivable for services rendered by Seller prior to the Closing Date, as determined in accordance with generally accepted accounting principles, equal to: (a) 100% of the face amount of the receivables which, as of the Effective Time, are thirty
(30) days or less past due from the first day of the respective Monthly Billing Period to which a bill relates; (b) 80% of the face amount of the receivables which, as of the Effective Time, are more than thirty (30) days but not more than sixty (60) days past due from the first day of the respective Monthly Billing Period to which a bill relates; and (c) 0% of the face amount of the receivables which, as of the Effective Time, are more than sixty (60) days past due from the first day of the respective Monthly Billing Period to which a bill relates, excepting from every such past due determination in each case those late fees and other minimal ancillary charges that do not exceed $5.00 per subscriber.

     (c) The Purchase Price shall be further adjusted, and shall be increased or decreased, as appropriate, based upon the following proration: all revenues (other than those revenues attributable to subscriber accounts receivable which revenues are covered separately in Section 3.4(b)) and expenses, costs and liabilities relating to the Systems (including, without limitation: franchise fees, pole rental fees, other rental or similar charges or payments payable in respect of any leases, contracts, or agreements of Seller being assumed by Buyer, sales and use taxes payable in respect of CATV service and equipment furnished in connection with the operation of the Systems, power and utility charges, real and personal property taxes and rentals, applicable copyright or other fees, sales and service charges, taxes, and similar prepaid and deferred items), shall be prorated between Seller and Buyer, with Seller being entitled to all such revenues and liable for all such expenses, costs and liabilities as relate to the period at or prior to the Effective Time and Buyer being entitled to all such revenues and liable for all such expenses, costs and liabilities as relate to the period after the Effective Time, all as determined in accordance with generally accepted accounting principles consistently applied, subject to Section 3.4(f) below.

     (d) Seller shall deliver to Buyer, not less than ten (10) days prior to the Closing Date, a certificate (the "Closing Adjustment Certificate") signed by a designated officer of Seller, which shall set forth Seller's good faith estimates of the respective amounts of the adjustments and prorations set forth in Sections 3.4(a), (b), and (c) above, as of the Effective Time. The Closing Adjustment Certificate shall be in form and substance acceptable to Buyer, which acceptance shall not be unreasonably withheld or delayed, and Seller's good faith estimates set forth therein shall be reasonably accurate, and Seller shall therewith deliver to Buyer a copy of such supporting evidence as shall be appropriate hereunder and as Buyer may reasonably request. At the Closing, the Purchase Price shall be adjusted by Buyer and Seller on the basis of Seller's foregoing Closing Adjustment Certificate, to account for the adjustments and prorations required by Sections 3.4(a), (b), and (c) above, subject to a final settlement thereof after the Closing Date as provided in Section 3.4(e).

     (e) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a certificate (the "Final Closing Certificate") to be signed by a designated officer of the general partner of Buyer setting forth any changes to the adjustments made as of the Closing pursuant to Sections 3.4(a), (b), and
(c), together with a copy of such supporting evidence as shall be appropriate hereunder and as Seller may reasonably request. If Seller shall conclude that the Final Closing Certificate does not accurately reflect the changes to be made to the closing adjustments pursuant to this Section 3.4, Seller shall, within thirty (30) days after its receipt of the Final Closing Certificate, provide to Buyer its written statement (together with any supporting documentation as Buyer may reasonably request) of any discrepancy or discrepancies believed to exist. Seller's representatives shall be permitted access to all books, records, billing service reports and other documents necessary or appropriate for the determination of the adjustments and prorations.

     Buyer and Seller shall attempt jointly to resolve any discrepancies within thirty (30) days after receipt of Seller's discrepancy statement, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review. If Buyer and Seller cannot resolve the discrepancies to their mutual satisfaction within such thirty (30) day period,

Buyer and Seller shall, within the following ten (10) days, jointly retain the Chicago office of Arthur Andersen LLP, or the Chicago office of another mutually-acceptable nationally known independent public accounting firm to review the Final Closing Certificate together with Seller's discrepancy statement and any other relevant documents. The cost of retaining such independent public accounting firm shall be borne equally by Seller and Buyer. Such firm shall report its conclusions in writing to Buyer and Seller and such conclusions as to adjustments pursuant to this Section 2.4 shall be conclusive on Seller and Buyer and not subject to dispute or review.

     If as a result of such adjustments, Buyer shall owe any amount to Seller, Buyer shall pay that amount to Seller in immediately available funds within three business days of such determination, and if Seller shall owe any amount to Buyer, Seller shall pay that amount to Buyer in immediately available funds within three business days of such determination (it being agreed that any such amount to be paid by Seller shall not be subject to the limitations of Section
15.1 and shall not reduce the Indemnity Fund; provided, however, that at Buyer's option, Buyer may seek payment thereof from the Indemnity Fund).

     (f) Section 3.4(c) is intended to establish the Effective Time as the cutoff date from and after which Buyer shall be entitled to all of the revenues, and liable for all of the costs and expenses, of operating the Systems and shall not be construed as an assumption by Buyer of any contract, agreement, obligation or liability which is not referenced in Section 3.3.

     (g) Seller shall cause all of Seller's ordinary course payables and other ordinary course obligations accrued or outstanding on the Closing Date to be satisfied in full (or otherwise provided for) on the Closing Date pursuant to the Bankruptcy Plan. In the event that this Agreement is approved, and the sale of the Assets to Buyer is authorized pursuant to the Approval Order, Buyer shall assume the payment of such claims and shall be entitled to a deduction from the Purchase Price in the amount thereof.

     3.5    Indemnity Escrow.

     At the Closing, Buyer shall deposit with the Escrow Agent the sum of Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000) of the Purchase Price (the "Indemnity Fund") pursuant to the Closing Escrow Agreement. One-half of the Indemnity Fund, less the amount of all claims made by Buyer for indemnification pursuant to Section 15.1 (together with the portion of accrued interest attributable to such claims), provided that the aggregate amount of such claims that are based upon breaches of Seller's representations and warranties contained herein shall exceed the Basket, shall be paid to the Paying Agent under the Closing Escrow Agreement at the close of business on the first business day after six (6) months from the Closing Date. The remainder of the Indemnity Fund, less the amount of all claims made by Buyer for indemnification pursuant to Section 15.1 (together with the portion of accrued interest attributable to such claims), provided that the aggregate amount of such claims that are based upon breaches of Seller's representations and warranties contained herein shall exceed the Basket, shall be paid to Paying Agent at the close of business on the first business day after the first anniversary date of the Closing Date. Seller expressly agrees that any post-Closing Date adjustments required to be made to the Purchase Price pursuant to Sections 3.4(a), (c) and (e) and payable to Buyer shall be paid directly by Seller to Buyer in immediately available funds and shall not reduce the amount of the Indemnity Fund; provided that Buyer may, at its option, make a claim against the Indemnity Fund for such Purchase Price adjustment amounts, which claim shall not be subject to either the Basket or any other limitation as to the maximum amount thereof which Buyer may seek or be entitled to indemnification under Section 15 or any other provision of this Agreement.


                                    ARTICLE IV

                                      CLOSING

     4.1    Closing Date.

     Subject to the satisfaction of the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall occur at 10:00 a.m. at the offices of Baker & Hostetler LLP in Denver, Colorado on such date as Seller and Buyer shall mutually designate (or, absent any such mutual designation, on such date as Buyer shall unilaterally designate upon at least fifteen (15) business days prior written notice to Seller), which mutual or unilateral designation shall be made within three (3) business days following the delivery of notice by Seller to Buyer that all conditions to Buyer's obligation to consummate the Closing have been satisfied (or could reasonably be expected to be satisfied) or waived (the "Closing Date"); provided, that in no event shall the Closing Date occur (or be designated to occur) later than November 30, 1998, unless either party upon prior written notice to the other at least two business days prior to such November 30 date elects to extend such date for up to an additional six months (not to extend beyond May 31, 1999, subject to the last sentence of this Section) in order to allow Seller the further opportunity to obtain all of the approvals and consents required to consummate the transactions contemplated by this Agreement in the event that any such approvals or consents have not been received by November 30, 1998, but are being actively pursued with a reasonable expectation of their receipt. That November 30, 1998 date, as the same may hereafter be extended to May 31, 1999 as hereinbefore provided (and as the same may hereafter be extended, or further extended, pursuant to the last sentence of this Section), is hereinafter referred to as the "Outside Date." Notwithstanding anything contained herein to the contrary, without the consent of Buyer, the Closing shall occur no sooner than sixty (60) days after the entry of the Confirmation Order; provided, that if the Outside Date would otherwise occur during that 60-day period, then either party shall have the right to extend the Outside Date to the first business day occurring immediately after the expiration of that 60-day period.

     4.2    Default at Closing.

     If Seller shall breach this Agreement by failing or refusing to consummate the transactions set forth in this Agreement on or prior to the Closing Date, then, in addition to any other remedies available to Buyer, Buyer may, at its option, invoke any equitable remedies it may have to enforce delivery of the Assets hereunder, including, without limitation, an action or suit for specific performance. Seller acknowledges that in the event of Seller's breach of its obligations hereunder, Buyer will suffer irreparable harm and Seller hereby irrevocably waives the defense that Buyer has an adequate remedy at law.



                                     ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby makes the following representations and warranties:

     5.1    Corporate Existence and Qualification.

     Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has the requisite corporate power and authority to own, lease, ' use and operate its properties and to transact the business in which it is engaged, and is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where the failure to qualify will not have a material adverse effect on the Systems.

     5.2    Authorization; No Breach.

     The execution and delivery of this Agreement and all other instruments or documents executed by Seller in connection herewith, as well as all actions required to be taken hereunder or thereunder by Seller, have been duly authorized by Seller, and upon execution and delivery, each such document will constitute the valid and binding obligation of Seller enforceable upon and in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and by general principles of equity. All persons who have executed this Agreement on behalf of Seller are authorized to do so under its organizational documents and the laws of its state of creation.

     5.3    Effect of Agreement.

     (a) All approvals and consents required under (i) any of Seller's Franchises, (ii) any of Seller's material permits, licenses, leases, contracts and agreements and (iii) under any applicable government regulations in order for the sale of the Assets to occur pursuant to this Agreement are listed in
Schedule 5.3 hereto.

     (b) Subject to obtaining the requisite approvals and consents with respect to the Franchises, permits, licenses, leases, contracts and agreements listed in Schedule 5.3 hereto, neither the execution, delivery and performance by Seller of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in a breach of the terms of, or constitute a default under, or a violation of, any Franchise or any material permit, license, lease, contract or agreement to which Seller is a party or by which it or any of its properties is bound, or (ii) result in the violation of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect or having applicability to Seller, except for suchPhase I conflicts, breaches, defaults, or violations as would not have a material adverse effect on the Systems. Subject to obtaining such approvals and consents, such execution, delivery, performance or consummation will not give to others any rights of termination, acceleration or cancellation in or with respect to any franchises, permits, licenses, leases or agreements of (or relating to the business of) Seller.

     5.4    Financial Statements.

     Seller has delivered to Buyer a copy of (i) Seller's Balance Sheet at December 31, 1997 and related Statement of Operations and Statement of Changes in Financial Position of Seller for its fiscal year then ended, which have been audited by Seller's independent certified public accountant (the "Audited Financial Statements"), and (ii) Seller's unaudited Balance Sheet at March 31, 1998 and related Statements of Operations and Statements of Changes in Financial Position of Seller for the quarters ended March 31, 1998 and 1997 (the "Unaudited Financial Statements"). The Audited Financial Statements and the Unaudited Financial Statements (i) were prepared in conformity with generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments and footnotes in the case of the Unaudited Financial Statements (none of which are expected to be material in amount), and
(ii) present fairly the financial position of Seller at the dates indicated and the results of operations of Seller and changes in financial position for the periods indicated. The Additional Financial Statements to be delivered pursuant to Section 9.1(ii) that are for quarterly periods will (i) be prepared in conformity with generally accepted accounting principles applied consistently with the Audited Financial Statements, and (ii) present fairly the financial position of Seller at the dates indicated and the results of operations of Seller and changes in financial position for the periods indicated, subject to normal year-end audit adjustments and footnotes (none of which are expected to be material in amount). The Additional Financial Statements to be delivered pursuant to Section 9.1(ii) that are for monthly periods will (i) be prepared in conformity with generally accepted accounting principles applied consistently with the Audited Financial Statements, and (ii) present fairly the results of operations of Seller for the periods indicated, subject to normal year-end audit adjustments and footnotes (none of which are expected to be material in amount). Whenever references are made throughout this Agreement to financial statements, it will be understood that all notes and exhibits are included therein, except as herein otherwise expressly provided.

     5.5    Undisclosed Liabilities.

     Seller has no material liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and Seller does not know of any basis for any claim against it for any such liabilities or obligations, except (i) to the extent set forth in this Agreement or in the Schedules hereto (or which otherwise are not required to be disclosed hereunder because they involve agreements with payments of less than $10,000 individually over the life of any such agreement and $50,000 in the aggregate for all such agreements over the life of all such agreements), or in the Audited Financial Statements or other documents concerning Seller delivered to Buyer prior to the date hereof, or (ii) liabilities, debts or obligations incurred in the ordinary course of business of Seller since December 31, 1997, none of which individually or in the aggregate will have a material adverse effect upon the business or condition, financial or otherwise, of Seller.

     5.6    Tax Returns and Audits.

     Seller has filed with the appropriate agencies all tax returns and tax reports required by law to be filed by Seller with respect to the operation of the Systems, which failure to file would have a materially adverse effect on Seller. Seller has paid all of its assessments, fees and taxes to the extent that the same have become due and payable. Except as set forth on Schedule 5.6 hereto, to the best of Seller's knowledge, there exists no unpaid federal, state or local income or other tax with respect to the existence or operations of the Systems, or the Assets except for accrued taxes not yet due and payable. Except as set forth in Schedule 5.6 hereto, Seller does not hold and has not held a permit, registration, certificate or like instrument as a "dealer" or other collecting agent from a state taxing authority under which Seller collects sales tax from Seller's business operations and remits such tax to such taxing authority. Seller is in substantial compliance with all applicable sales and use tax laws and regulations. Seller is not a "United States real property interest" and is not a "U.S. real property holding corporation" within the meaning of Section 897 of the Code and applicable treasury regulations.

     5.7    Franchises and Necessary Contracts.

     Seller has validly and legally obtained and duly holds the Franchises and Necessary Contracts. Attached hereto as Schedule 5.7(A) is a true and accurate list of each Franchise held by Seller. Attached hereto as Schedule 5.7(B) is a true and accurate list of each Necessary Contract (other than the pole attachment agreements, none of which are being assigned to or assumed by Buyer except those that are expressly assignable to Buyer and which Buyer hereafter timely requests be assigned to it). Except as set forth on
Schedule 5.7(C) hereto, Seller is in substantial compliance (and the operations of the Systems and the Assets are being conducted in substantial compliance) with the provisions of all Franchises and Necessary Contracts, all of the Franchises and Necessary Contracts are in full force and effect, and there are no pending (or to Seller's knowledge, threatened) modifications, amendments (other than extensions of the term) or revocations by the issuers of the Franchises or any other third parties with respect to the Necessary Contracts. Seller does not have any knowledge of any material breach of any Necessary Contract by any other parties thereto. Except as disclosed in Schedule 5.7(C) or as specifically contained in the Franchises, Necessary Contracts, or other material contracts which have been provided to Buyer by Seller, no promises or commitments which are to be fulfilled after the Closing Date have been made with respect to capital improvements relating to the Systems. Pursuant to subsections (a) through (g) of Section 626 of the Cable Communications Policy Act of 1984, as amended, Seller has timely submitted proposals for renewal of all Franchises having a remaining term of thirty-six (36) months or less as of the date hereof, and has provided Buyer with copies of all proposals for renewal, preliminary assessments and franchisor determinations described in subsection (c) of said Section 626. Seller has no knowledge of any material breach or anticipated material breach by the other parties to the Franchises or Necessary Contracts.

     Except as otherwise disclosed in Schedule 5.7(B) hereto, as of the date of this Agreement (i) Seller has not received any notice from any utility or governmental agency to relocate any pole attachments or cable lines that has not been and cannot be complied with prior to the expiration of the time period (if any) specified therein, and (ii) Seller has no knowledge of any pole attachments or cable lines of Seller that are required to have been relocated at or prior to the date hereof, but have not yet been relocated. In the event that Seller shall receive, subsequent to the date of this Agreement but on or before the Closing Date, any request from any utility or governmental agency for the relocation of any of Seller's cable lines or pole attachments, Seller shall give Buyer prompt written notice thereof and shall in good faith undertake the scheduling, commencement and completion of such relocation to the extent that Seller would customarily do so in the ordinary course of its business within the time remaining prior to the Closing Date, it being agreed that Seller shall not have any other obligation (or any post-Closing obligation) with respect thereto; provided, that the Seller shall reimburse Buyer for the costs and expenses of any such relocation necessitated by such request from any utility or governmental agency that is not completed prior to the Closing Date and which is attributable to Seller's not being in compliance with the applicable clearance and spacing requirements of the respective pole license.

     5.8    Material Agreements and Obligations.

     (a) Schedule 5.8(A) hereto lists the Material Agreements. Except for those contracts listed on the Schedules hereto, Seller is not a party to any written or oral contract with respect to the Systems that is not cancelable without penalty upon 30 days' notice or less, including any:

            (i) bonus, incentive, pension, profit sharing, retirement, hospitalization, insurance, or other plan providing for deferred or other compensation to employees, or any other employee benefit or "fringe benefit" plan, including, without limitation, vacation, sick leave, medical or other insurance plans or any union collective bargaining or any other contract with any labor union;

            (ii) employment contract for any person or entity on a full-time, part-time, consulting or other basis;

            (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any asset or group of assets of Seller;

            (iv)    guarantee of any obligation;

            (v) lease or agreement under which it is lessee or lessor, or holds or operates any property, real or personal, owned by any other party, except for any lease under which the aggregate annual rental payments do not exceed $10,000;

            (vi) agreement or group of related agreements with the same party or any group of affiliated parties which requires or may in the future require aggregate consideration by or to Seller in excess of $10,000.

     (b) Except as disclosed on Schedule 5.8(B) hereto, Seller has performed all obligations required to be performed by it and is not in default under, or in breach of, or in receipt of any claim of default under, any material agreement to which Seller is a party or by which Seller or any of its properties is bound except where any such breach or default would not be reasonably expected to have a material adverse effect on the Business; and Seller does not have any knowledge of any breach or anticipated breach by the other parties to any material contract or commitment to which Seller is a party or by which Seller or any of its properties is bound.

     (c) There is no term or provision of any mortgage, indenture, license, permit, franchise, contract, agreement or instrument to which Seller is a party or by which it or any of its properties is bound, or, to the knowledge of Seller, of any provision of any federal or state judgment, decree, order, statute, rule or regulation applicable to or binding upon Seller or its properties, which does or will materially adversely affect the business, prospects, condition, affairs or operations of Seller, the Business, or the Systems, except for matters affecting the CATV industry generally.

     5.9    Systems' Capacity, Subscribers and Rates.

     Schedule 5.9(A) hereto lists, as of December 31, 1997 (or as of the respective date therein specified), (i) the system bandwidth and maximum National Television System Committee ("NTSC") analog channel capacity for each System, (ii) programming offered, (iii) approximate linear miles of aerial and underground plant (i.e., main trunk and distribution or feeder cable), (iv) the number of Homes Passed, (v) number of Basic Subscribers, (vi) the aggregate number of premium units subscribed to by Seller's Premium Subscribers, and
(vii) subscriber rates for all services including basic and premium services, tier services, additional outlets and converter rental charges in and for the Service Areas.

     5.10   Pole Attachment Agreements.

     Schedule 5.10 sets forth, as of the date of this Agreement, the approximate number of pole attachments and the names of the utilities providing the attachments. Seller has provided copies to Buyer of the most recent invoice for the pole attachments with each utility for the respective billing period. Seller has made all required payments for its pole attachments and is not in default under, or in breach of, or in receipt of any claim of default under any arrangement for pole attachments except where any such breach or default would not be reasonably expected to have a material adverse effect on the Business.

     5.11   Employees.

     Seller is not aware that any officer, executive employee or any group of employees of Seller has or have any plans to terminate his, her or their employment with Seller; provided, that Seller's foregoing representation and warranty shall not be deemed to restrict Seller from terminating all or substantially all of Seller's officers and employees (except for certain of Seller's officers and employees located at Seller's corporate office in Stamford, CT) effective upon the consummation of the Closing. Seller has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Except as set forth in Schedule 5.11 hereto, at the date of this Agreement Seller is not, nor during the 12 months prior to the date of this Agreement has Seller been, involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of its employees. Buyer shall have no obligation to hire or employ any employee of Seller or, subject to applicable federal and state laws, to assume any obligations or liabilities of Seller relating to its employees except as herein otherwise provided with respect to the Morbeck Agreement.

     5.12   Absence of Certain Developments.

     Except as set forth on Schedule 5.12 hereto, and except for the transactions contemplated by this Agreement, Seller has not insofar as the Systems or the Assets are concerned, since December 31, 1997:

            (i) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business;

            (ii) mortgaged or pledged any of its assets, tangible or intangible, or subjected them to any lien, charge or other encumbrance, except liens for current property taxes not yet due and payable and liens securing indebtedness under pre-1997 credit facilities;

            (iii) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or cancelled any debts or claims (other than unpaid subscriber debts and claims in the ordinary course of business);

            (iv) suffered any substantial losses or waived any material rights, whether or not in the ordinary course of business;

            (v) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

            (vi) entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

            (vii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance; or

            (viii) entered into any agreement or understanding to do any of the foregoing.

     5.13   Real Property.

     Schedule 2.1(A) hereto contains a legal description of each parcel of Real Estate owned by Seller together with a description of the type of use of each such parcel. Seller has furnished to Buyer a copy of any title insurance policy or other evidence of title issued with respect to each parcel of Real Estate owned by Seller. Except for any Permitted Encumbrances, Seller is the sole owner (both legal and equitable) of, and has good and marketable title to, each parcel of Real Estate listed on Schedule 2.1(A) hereto. The use (i.e., headend, tower or office site) of each real property lease to which Seller is a party is identified on Schedule 5.7(B). All of the Real Estate, and all of the real property leased by Seller, utilized as a headend, office or tower site has unfettered access to public roads or streets and all utilities and services necessary for the proper conduct and operation of the Systems. None of the towers (including any guy anchors or wires), buildings or other facilities located upon any parcel of Real Estate or leased real property that is utilized as a headend or tower site constitutes a trespass upon the property of any other person or entity.

     5.14   Title to Assets; Personal Property.

     Seller is the sole owner (both legal and equitable) of and has good and marketable title to the Assets constituting personal property, tangible and intangible, free and clear of all mortgages, liens, security interests, charges, claims, restrictions and other encumbrances of every kind other than with respect to indebtedness to be discharged at Closing out of the Closing proceeds and the Permitted Encumbrances. The material items of machinery, equipment and other tangible assets included in the Assets are in satisfactory operating condition, reasonable wear and tear excepted, and conform in all material respects to all applicable ordinances, rules, regulations and technical standards, including the rules, regulations and technical standards of the FCC and the local franchise authorities, and all applicable building, zoning and other laws. None of the owners of any property on which any trunk or feeder lines or other facilities of the Systems are located has notified Seller in writing of any objection to the placement of such cable, lines, or other facilities on their property, nor have any such owners made any demand for relocation, removal, reinstallation, or restoration of such cable, lines or other facilities which might require material expenditures in connection therewith.

     5.15   Necessary Property.

     The Assets, together with the Excluded Assets, constitute all of the property necessary for the operation of the Systems in the manner and to the extent presently conducted by Seller.

     5.16   Compliance with Laws.

     (a) The operations of the Systems have been, and are being, conducted in substantial compliance with all applicable laws, rules, regulations and other requirements of all federal, state, county or local governmental authorities or agencies.

     (b)(i) Seller is permitted under all applicable Franchises and FCC rules, regulations and orders to distribute the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that the Systems make available to customers of the Systems (the "Signals") presently being carried to such customers and to utilize all carrier frequencies generated by the operations of the Systems, and is licensed to operate all the facilities required by law to be licensed, including without limitation, any business radio and any CARS system being operated as part of the Systems; and (ii) other than requests for network nonduplication and syndex protection and sports league (e.g., NBA, NHL, MLB) blackout requests, no written requests have been received by Seller during the three years preceding the date of this Agreement from the FCC, the United States Copyright Office, any local or other television station or system or from any other Person challenging or questioning the legal right of Seller to own or operate any System or to own, operate or use any FCC licensed or registered facility owned, operated and used by Seller in conjunction with Seller's operation of any System.

     (c) Seller is in substantial compliance with the applicable Cumulative Leakage Index requirements of the FCC.

     (d) Each of the Systems, when loaded with the maximum number of analog channels set forth on Schedule 5.9(A), is capable of operating in compliance in all material respects with the terms of the applicable FCC rules and regulations currently in effect and is capable of delivering such maximum number of analog channels throughout all portions of the respective System.

     (e) Seller has deposited with the United States Copyright Office all statements of account and other documents and instruments, and has paid all such royalties, supplemental royalties, fees and other sums to the United States Copyright Office with respect to the business and operations of the Systems as are required under the Copyright Act to obtain, hold and maintain the compulsory license for CATV systems prescribed in Section 111 of the Copyright Act. To Seller's knowledge, Seller and the Systems are in compliance with the Copyright Act and the rules and regulations of the Copyright Office. Seller and the Systems are entitled to hold and do hold the compulsory copyright license described in Section 111 of the Copyright Act, which compulsory copyright license is in full force and effect and has not been revoked, cancelled, encumbered or adversely affected in any manner. The carriage, transmission or use of the Signals has not and does not subject the Systems or Seller to any FCC proceedings or any suits or actions, including without limitation, suits or actions for copyright infringement.

     (f) All necessary FAA approvals have been obtained with respect to the height and location of those towers owned by Seller which are used in connection with the operation of the Systems and those towers are being operated in accordance with applicable FCC and FAA rules.

     (g) To the best of Seller's knowledge, there is as of the date of this Agreement no inquiry, claim, action or demand pending before the United States Copyright Office or the Copyright Royalty Tribunal which questions the copyright filings or payments made by Seller with respect to the Systems other than routine inquiries or proposed corrections none of which inquiries or corrections (individually or in the aggregate) is or will have any material effect upon the Business or any System. Seller will provide Buyer with copies of any and all additional inquiries, claims, actions or demands during the period between the date of this Agreement and the Closing Date .

     (h) Copies of all aeronautical frequency notices filed with the FCC with respect to the Systems have been delivered to Buyer.

     (i) To the best of Seller's knowledge, no basis exists under the 1992 Act (after giving effect to provisions of the 1992 Act which otherwise would be effective but for the passage of time), as in effect at the date of this Agreement, for any rollback of rates for basic service, or any rollback or refund of rates for any premium or pay service, with respect to the Systems.

     5.17   Transactions.

     Except as disclosed on Schedule 5.17 hereto, since December 31, 1997 Seller has not entered into any transaction not in the ordinary course of its business, and there has not been any material change in the manner in which Seller conducts its business. Since December 31, 1997, there has not been any change (other than any change attributable to matters affecting the CATV industry generally) in the assets, liabilities, property, business, operations, prospects, customers or financial condition of Seller, the effect of which was or will be materially adverse to Seller, the Assets or the Systems.

     5.18   Litigation and Legal Proceedings.

     Set forth on Schedule 5.18 hereto is a complete and accurate list and description of all suits, claims, actions and administrative, arbitration or other similar proceedings relating to Seller or the Assets (including proceedings concerning labor disputes or grievances, civil rights discrimination cases and affirmative action proceedings) and all governmental investigations pending or, to the knowledge of Seller, threatened, to which Seller is a party, or against its properties or business, and each judgment, order, injunction, decree or award relating to Seller, or the Assets (whether rendered by a court or administrative agency, or by arbitration pursuant to a grievance or other procedure) to which Seller is a party or relating to the Assets which is unsatisfied or requires continuing compliance therewith (such suits, actions, claims, judgments, orders, injunctions, decrees and awards are herein referred to as "Legal Proceedings"). Seller is not aware of any facts or circumstances, which would give rise to any unasserted possible material claims against the Systems or the Assets. The foregoing warranty specifically excludes matters undertaken by or pending before Congress, the FCC, the Copyright Royalty Tribunal or any state governmental authority in any state in which any System is located which would have applicability to CATV systems in general but to which Seller is not expressly a party.

     5.19   Brokers' Fees.

     Except for HPC Puckett & Company and the brokerage fee due HPC Puckett & Company in connection with the transactions contemplated by this Agreement (which brokerage fee will be paid by Seller out of the Closing proceeds), Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     5.20   Pensions and Other Deferred Compensation.

     There are no pension, retirement, or deferred compensation plans or policies for the benefit of employees of Seller except as set forth on Schedule
5.20 hereto and Seller is not subject to any liability resulting from the withdrawal by Seller or any of its affiliates from a multi-employer pension plan or resulting from the termination of a plan previously utilized by Seller.

     5.21   Benefit Claims.

     Except with respect to claims under the self-insured employee benefit plans listed on Schedule 5.21 hereto, no person has asserted any claim under which Seller would have any liability under any health insurance, life insurance, disability, medical, surgical, hospital, death benefit, or any other employee benefit plan, contract or arrangement maintained by Seller, or to which Seller is a party or may be bound, or under any worker's compensation or similar law, which is not fully covered by insurance maintained with reputable, responsible financial insurers or by an adequately funded self-insured plan.

     5.22   Insurance, Surety Bonds, Damages.

     Set forth on Schedule 5.22 hereto is a correct list of all insurance policies and surety bonds of Seller now in effect, including the names of the insureds and their addresses. The premiums on such insurance policies and bonds have been currently paid, and such policies and bonds are valid, outstanding and enforceable, in full force and effect and insure against risks and liabilities and provide for coverage to the extent and in a manner required of or deemed reasonably appropriate and sufficient by Seller. Seller will maintain coverage of similar kinds and amounts and will pay the premium for such coverage through the Closing Date.

     5.23   Environmental Laws.

     Except as set forth in Schedule 5.23: (i) Seller is in compliance in all material respects with all Environmental Laws relating to the Systems; (ii) no order, directions or notices relating to the Systems have been issued pursuant to any Environmental Law and no government agency has submitted to Seller any request for information pursuant to any Environmental Law relating to the Systems; (iii) to the best of Seller's knowledge, there are no material Environmental Permits required under any Environmental Law in connection with the operation of the Systems; and (iv) during the term that Seller has occupied the Real Estate and any leased real property, the Real Estate and such portion of the leased real property as has been occupied by Seller has not been utilized for any industrial or commercial operation involving the storage, release or disposal of any Hazardous Substance. Except as set forth on
Schedule 5.23, Seller has received no notification pursuant to any Environmental Laws that: (i) any work, repairs, construction or capital expenditures are required to be made in respect of any of the Assets as a condition of continued compliance with any Environmental Laws relating to the Systems; or (ii) any currently held material Environmental Permit relating to the Systems is about to be made subject to materially different limitations or conditions, or is about to be revoked, withdrawn or terminated. Seller has provided, or prior to Closing, will provide, Buyer with complete and correct copies of all studies, reports or surveys in Seller's possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Estate or leased real property.

     5.24   No Other Commitment to Sell.

     No part of the Systems or any of the Assets is directly or indirectly subject in any manner to any written or oral commitment or any arrangement for the sale, transfer, assignment, or disposition thereof, in whole or in part, except (i) pursuant to this Agreement, (ii) as provided in any of Seller's Franchises or in the general security provisions of any of Seller's debt instruments, (iii) the sale any Asset in the ordinary course of business which has been or will be replaced by Seller on or before the Closing Date with a replacement Asset of equal or greater value, or (iv) as otherwise set forth in
Schedule 5.24 hereto.

     5.25   Disclosure.

     No representation or warranty made herein by Seller, and no statement contained in any certificate or other instrument furnished or to be furnished by Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact.

                                    ARTICLE VI

                      REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes the following representations and warranties:

     6.1    Organization.

     Buyer is a limited liability limited partnership duly organized and validly existing under the laws of the State of Colorado and has the power and authority to own and use its properties and to transact the business in which it is engaged and to acquire the Assets pursuant to this Agreement. Prior to the Closing, Buyer will be qualified to do business in all of the states in which the Systems are located, except where such qualification is not required by the respective state or, if required, where the failure to qualify will not have a material adverse effect on Buyer and will not adversely effect Seller or the consummation of any of the transactions contemplated hereby.

     6.2    Authorization of Agreement.

     The execution and delivery of this Agreement and all other instruments or documents executed by Buyer in connection herewith, as well as all action required to be taken hereunder or thereunder by Buyer, have been duly authorized by Buyer, and upon execution and delivery, each such document will constitute the valid and binding obligation of Buyer enforceable upon and in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and by general principles of equity. All persons who have executed this Agreement on behalf of Buyer are authorized to do so under its organizational documents and the laws of its state of creation.

     6.3    No Default.

     The execution and delivery of this Agreement and all other instruments or documents executed by Buyer in connection herewith and the consummation of the transactions contemplated hereby will not violate any provision of, or constitute a default under any provision in Buyer's Agreement or Certificate of Limited Partnership or any agreement or instrument to which Buyer is a party or which is otherwise applicable to Buyer or result in the acceleration of any obligation, or to the best of its knowledge, cause or give any reason for an adverse action to be taken by any person or governmental authority under any mortgage, lien, lease, agreement, instrument, order, judgment, or decree to which Buyer is a party or by which it is bound and will not violate or conflict with any other restriction to which Buyer is subject, including, to the best of Buyer's knowledge, federal, state, and local laws and regulations.

     6.4    Litigation.

     As of the date hereof, there is no pending suit, claim, action or proceeding to which Buyer is a party which individually or in the aggregate will have a material adverse affect upon the business or condition, financial or otherwise, of Buyer. As of the date hereof, no judgment, order or decree has been entered nor any such liability incurred which has such effect. There is no claim, action or proceeding pending as of the date hereof or threatened as of the date hereof against Buyer of which Buyer has received notice which will prevent or delay the consummation of the transactions contemplated by this Agreement.

     6.5    Finders' and Brokers' Fees.

     Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     6.6    Disclosure.

     No representation or warranty made herein by Buyer, and no statement contained in any certificate or other instrument furnished or to be furnished by Buyer to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact.


                                    ARTICLE VII

                  CONDUCT OF BUSINESS OF SELLER PRIOR TO CLOSING

     7.1    Restrictions on Operations Prior to Closing Date.

     Following its execution hereof and to and including the Closing Date, Seller shall conduct its business and operations and maintain all of the Assets according to its ordinary and usual course of business, except as otherwise contemplated by the provisions of this Agreement. Furthermore, Seller, without the prior written consent of Buyer, agrees not to:

            (i) Incur any indebtedness or make any contract other than in the ordinary course of business, except for any debtor-in-possession financing or cash collateral agreements in connection with the Bankruptcy Case which shall not constitute Assumed Liabilities;

            (ii) Sell, transfer, lease, or assign any Asset, or take or agree to take any action, other than in the ordinary course of business;

            (iii) Increase in any manner the compensation of any of its employees (except for normal increases in line with past practices and one-time bonuses payable by Seller to those employees who remain in the employ of Seller through the Closing Date and for which Buyer shall have no liability) or commit to any employment or collective bargaining agreements;

            (iv) Cancel or fail to renew any of the insurance policies referred to in Schedule 5.22 hereto except in compliance with
            Section 5.22;

            (v) Fail to use its diligent efforts to keep the business of Seller intact, to keep in service the present officers and key employees of Seller consistent with good business practices and to preserve the good will of Seller's suppliers and customers and others having business relations with it; or

            (vi) Grant subscribers or potential subscribers any discounts or waive any service or installation fees or grant any other promotion in connection with marketing activities, which are not in accordance with Seller's past practices in the ordinary course of business.

     7.2    Payment of Obligations.

     Seller shall pay its current liabilities consistent with prior business practices as and when they become due, except those being contested in good faith by appropriate proceedings.

     7.3    Inventory.

     Seller shall continue to maintain its inventory of equipment, cable and supplies consistent with past practices.

     7.4    Compliance with Franchises.

     Seller shall continue to comply in all material respects with the provisions of the Franchises in its operation of the Systems.

                                   ARTICLE VIII

                              INVESTIGATION BY BUYER

     8.1    Access to Records.

     Following its execution hereof and to and including the Closing Date, Seller shall give Buyer and its representatives, including, without limitation, advisors, accountants and attorneys designated by Buyer, full access during ordinary business hours, upon reasonable notice, to its premises, assets, properties, books of account, agreements and commitments, provided that Buyer's investigation and use of the same shall not unreasonably interfere with Seller's normal operations. Seller shall permit Buyer to inspect, review and copy all information with respect to the business and affairs of Seller to which Buyer may, from time to time, reasonably request access, including, without limitation, any interim financial statements and reports of Seller and the tax returns and information relating to Seller. Seller shall cause its employees to render to Buyer and its representatives reasonable cooperation in connection with their investigation of Seller's premises, assets, properties, records, books of account, agreements, commitments and other information relating to the CATV Business and the Systems. No such investigation by Buyer or its representatives of the assets and other information relating to Seller's affairs shall affect the continuing validity or effect of the representations and warranties of Seller contained in this Agreement. In the event that Buyer discovers any fact which would result in a Seller's representation or warranty being inaccurate, or any other breach of this Agreement by Seller, Buyer will give prompt notice of such breach to Seller, specifying the nature of such breach in reasonable detail and Seller shall have the right (but not the obligation) to cure such breach prior to the Closing.

     8.2    Publicity.

     Except as required by applicable law, (i) Seller and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements concerning this Agreement and the transactions contemplated hereby and (ii) neither Buyer nor Seller shall make any such release or announcement without the prior written consent and approval of the other, which consent and approval shall not be unreasonably withheld.

                                    ARTICLE IX

                                 FURTHER COVENANTS

     9.1    Delivery of Documents to Buyer.

     Seller covenants that, to the extent that it has not already done so, Seller will insofar as practicable deliver or otherwise make available to Buyer for inspection, at Stamford, Connecticut or Irving, Texas, the following within thirty (30) days after the Signature Date, or as specifically delineated below:

            (i) Seller's most recently prepared managerial reports and subscriber accounting records, which shall include a subscriber accounts receivable aging report summarizing, respectively, subscribers whose accounts are at least one, two, and three or more Monthly Billing Periods overdue, for the last (or then most recently concluded) regular Monthly Billing Period. Seller further covenants to deliver to Buyer the monthly subscriber accounting records within 20 days after the end of each calendar month prior to the Closing and to deliver the managerial reports as soon as practicable.

            (ii) Copies of the Additional Financial Statements as soon as possible after completion, but in any case, within forty-five (45) days of the end of the period covered by any such Additional Financial Statement, and monthly statements of operating income within 20 days after the end of each month.

            (iii) Copies of such as-built engineering drawings as Seller has in its possession for the Systems, or, if not available, such design maps and plant drawings and as-built engineering drawings as Seller has in its possession will be made available to Buyer for inspection and at the Closing will be left on site at a System office for Buyer.

            (iv) Copies of any and all bonds in force with regard to the Systems and Seller.

            (v) Copies of all written franchises, contracts, agreements and other documents listed in the Schedules hereto, including any and all contracts in force with any union or collective bargaining unit representing any employee of Seller together with a certificate of a duly authorized executive officer, certifying that to the best of such officer's knowledge the copies so delivered are true and complete in all material respects.

            (vi) Copies of any required Registration Statements filed with the FCC pursuant to 47 C.F.R. Section 76.12.

            (vii) The Initial Notice of Identity and Signal Carriage, and all subsequent statements of account filed with the Copyright Office within the past three years and all Notices of Change of Identity or Signal Carriage filed within the past three years shall be made available for inspection by Buyer or its representatives upon reasonable notice.

            (viii) Copies of radio licenses, earth station licenses and CARS licenses.

            (ix) Copies of must carry elections and retransmission consent agreements;

To the extent that any of the items referred to above are received or filed after a date which is 30 days from the Signature Date, Seller covenants to deliver such items to Buyer as soon as practicable after receipt or filing.

     9.2    Transfer of Franchises and Necessary Contracts Prior to Closing.

     Seller shall use its diligent good faith efforts, prior to the Closing Date (including, without limitation, attendance at City Council or similar meetings and hearings before local and county administrative bodies) to obtain at its expense all requisite consents, approvals and authorizations required to be received by or on the part of Seller or Buyer for the transfer of the Franchises and the Necessary Contracts. Seller shall commence its efforts to obtain such required consents as soon as practicable after the Signature Date. Buyer agrees to reasonably cooperate and assist Seller, subject to all the terms and conditions of this Agreement, in obtaining such approvals, including, without limitation, attendance at City Council or similar meetings and hearings before local and county administrative bodies and to promptly return to Seller any reasonably requested documents required to be executed or delivered by Buyer to the franchisors in the normal course of the transfer proceedings.

     9.3    Further Assurances.

     Each of the parties hereto shall, subject to the fulfillment at or before the Closing Date of each of the conditions to its performance set forth herein or the waiver thereof, perform such further acts and execute such documents as reasonably may be required to effectuate the transactions contemplated hereby. Each of the parties hereto shall use all reasonable efforts to expeditiously fulfill or obtain the fulfillment of the conditions precedent of the other party set forth below, provided that nothing herein shall be deemed to expand any parties' obligations hereunder.

     9.4    Release of Encumbrances.

     Concurrent with the Closing, to the extent not otherwise obtained through the Approval Order or the Confirmation Order, Seller shall deliver to Buyer terminations of any security interest, mortgage, pledge, lien or other Encumbrance, except for any Permitted Encumbrances.

     9.5    Environmental Reports.

     Within sixty (60) days of the Signature Date, Seller shall cause to be prepared and delivered a Phase I environmental report and, if recommended in such report, within forty-five (45) days thereafter, a Phase II environmental report for each parcel of Real Estate that is listed on Schedule 2.1(A) hereto. The cost for the Phase I environmental reports shall be borne by Seller, provided that at Closing Buyer shall reimburse Seller for fifty percent (50%) of the cost of such Phase I environmental reports. The cost of any Phase II environmental reports shall be borne by Seller. Seller shall deliver to Buyer a copy of each environmental report within three (3) business days of receipt of such report by Seller. Subject to Section 14(a)(iv) hereof, if such environmental reports disclose one or more adverse environmental conditions, Seller shall assume full responsibility for remediation of each such environmental condition and shall bear all expenses incurred in connection therewith.

     9.6    HSR Notification.

     Within sixty (60) days of the Signature Date, Seller and Buyer shall complete and file, or cause to be completed and filed, any required notification and report required to be filed under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"). Each of the parties will take or cause to be taken any additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Buyer and Seller shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act. Seller shall bear the entire cost of any filing fees in connection therewith; provided that Buyer shall promptly reimburse Seller for fifty percent (50%) of the cost of any such filing fees upon the earlier of (i) the Closing, or (ii) the Approval Order and the Confirmation Order becoming Final Orders.

     9.7    Collection of Advertising Sales Accounts Receivable.

     From and after the Closing Date, Buyer shall use commercially reasonable efforts to collect Seller's advertising sales accounts receivable for advertising sales prior to the Closing Date for the account of Seller and shall remit any payment received to the Paying Agent at least monthly for distribution pursuant to the Bankruptcy Plan. Notwithstanding anything herein in this Section 9.7 to the contrary, Buyer shall not be obligated to bring suit to collect any advertising sales accounts receivable for the period prior to the Closing Date.

     9.8    Solicitation of Bankruptcy Plan Acceptances.

     Seller shall use its diligent, good faith efforts (i) to obtain the requisite acceptances of the Bankruptcy Plan from all holders of impaired claims within seventy-five (75) days after the Signature Date and (ii) to ensure that the Bankruptcy Plan Solicitation and any registration statement and/or Disclosure Statement prepared and disseminated in connection therewith shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder.

     9.9    Documents and Motions to be Filed by Seller.

     (a) Promptly upon completion of the Bankruptcy Plan Solicitation, and in no event later than seventy-five (75) days after the Signature Date, Seller shall commence the Bankruptcy Case. Notwithstanding any other provision of this Agreement to the contrary, however, Seller shall not be under any obligation to commence the Bankruptcy Case if Seller has not received in the Bankruptcy Plan Solicitation the requisite number of acceptances from at least one class of impaired creditors (excluding the votes of insiders) needed to confirm the Bankruptcy Plan.

     (b) Promptly upon the commencement of the Bankruptcy Case, and in no event later than three business days thereafter, Seller shall (i) file the Disclosure Statement and the Bankruptcy Plan and the certification of votes for acceptance or rejection of the Bankruptcy Plan with the Bankruptcy Court, (ii) seek from the Bankruptcy Court and take all reasonable steps to obtain a hearing at the earliest practicable date for approval of the Disclosure Statement and confirmation of the Bankruptcy Plan, and (iii) file a separate
Section 363 sale motion with the Bankruptcy Court seeking entry of the Approval Order. Those portions of the Bankruptcy Plan which relate to this Agreement or the sale of the Assets contemplated hereby, shall be acceptable to Buyer, which acceptance shall not be unreasonably withheld or delayed.

     (c) Seller shall file no later than three business days after the Commencement Date the Interim Motion with the Bankruptcy Court and use its diligent, good faith efforts to cause the Bankruptcy Court to enter the Interim Order as expeditiously as practicable. The Interim Motion (and Proposed Interim Order) shall be acceptable to Buyer, which acceptance shall not be unreasonably withheld or delayed.

     9.10   Bankruptcy Proceedings.

     Seller shall seek confirmation of the Bankruptcy Plan by the Bankruptcy Court using the acceptances of the Bankruptcy Plan received by Seller pursuant to the Bankruptcy Plan Solicitation. Seller shall comply in all material respects with the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder in connection with obtaining confirmation of the Bankruptcy Plan, and Seller shall not consent to any amendment or supplement to, or modification of, the Bankruptcy Plan or the Disclosure Statement that purports to change in any respect the terms or conditions of the transactions contemplated by this Agreement without the prior written consent of Buyer, which consent Buyer shall not unreasonably withhold or delay. The Disclosure Statement Order and the Confirmation Order or any other order submitted by Seller to the Bankruptcy Court that may affect the transactions contemplated by this Agreement including, without limitation the Approval Order, shall be in form and substance acceptable to Buyer's counsel, which acceptance shall not be unreasonably withheld or delayed. Seller shall promptly provide to Buyer copies of all motions, orders, briefs, reports and other pleadings received or filed by Seller in the Bankruptcy Court or in related court proceedings after the date of Seller's receipt or filing thereof.

     9.11   Diligent, Good Faith Efforts.

     Upon the terms and subject to the conditions of this Agreement, Seller shall use its diligent, good faith efforts to fulfill the conditions precedent to Closing hereunder and to take, or cause to be taken, and to do all things reasonably necessary, proper or advisable under any applicable law to consummate and make effective in the most expeditious manner practicable, the transactions contemplated hereby, including, without limitation, to obtain from the Bankruptcy Court such Bankruptcy Court orders as may be necessary or appropriate to effect such transactions, including, without limitation, the Interim Order on the terms of the Proposed Interim Order, the Approval Order and the Confirmation Order. Except for actions expressly permitted by Section 9.13(a) after entry of the Interim Order and prior to the entry of the Approval Order, from and after the Signature Date, Seller shall not (and shall cause its Subsidiaries not to) take any action or fail to take any action, which action or failure to act might (i) prevent, impede, or result in the revocation of the entry of the Approval Order or the confirmation of the Bankruptcy Plan, (ii) prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement and the Bankruptcy Plan or (iii) result in (a) the reversal, avoidance, revocation, vacating or modification (in any manner that could, in the reasonable judgment of Buyer, materially and adversely affect Buyer's rights hereunder) or (b) the entry of a stay pending appeal, in each case of
(a) or (b), of the Interim Order, the Approval Order or the Confirmation Order or any separate order entered pursuant to Sections 105, 363, 365, 1123, 1125, 1129, 1145 or other section of the Bankruptcy Code relating to the subject matter hereof.

     9.12   Approval Order and Confirmation Order.

     Seller shall request that the Bankruptcy Court enter both the Approval Order and the Confirmation Order.

     (i) Such Approval Order shall contain findings or rulings pursuant to, inter alia, Sections 363(b), (f) and (m) and 365 of the Bankruptcy Code and such other provisions as Buyer may reasonably request (consistent with the provisions of this Agreement) relating to the transactions contemplated by this Agreement;

     (ii) Such Confirmation Order shall contain findings or rulings pursuant to, inter alia, Sections 1125(e), 1145(a)(1) and 1146(c) of the Bankruptcy Code and such other provisions as Buyer may reasonably request (consistent with the provisions of this Agreement) relating to the transactions contemplated by this Agreement;

     (iii) Each of the Approval Order and the Confirmation Order shall: (a) provide for (i) the sale, assignment, transfer and delivery, or assumption and assignment, of the Assets free and clear of all Encumbrances (other than Permitted Encumbrances) to Buyer; (ii) Buyer's status as a good faith purchaser under, and as a good faith participant in, the Bankruptcy Plan; and (iii) the limitations on the assumed liabilities set forth in this Agreement; (b) permanently enjoin after the Closing any Third Party from asserting any claim or interest against Buyer or any of its Affiliates which was or could have been asserted in the Bankruptcy Case against Seller and/or any of its Affiliates prior to the Confirmation Date other than claims directly related to the Assumed Liabilities; and (c) obligate Seller to assume and reaffirm any of Seller's obligations outstanding under this Agreement (including, without limitation, Seller's indemnification obligations under Section 15.1) after the date of such Approval Order or Confirmation Order.

     9.13   No Solicitation; Competing Transaction.

     The Proposed Interim Order shall include terms and provisions to the following effect:

     (a) Neither Seller nor any of its Affiliates nor any officer, director, employee, agent (including without limitation, any investment banker, financial advisor, attorney or accountant) or other representative of Seller or any of its Affiliates shall, directly or indirectly, initiate any contact with, or solicit, encourage, negotiate or enter into any agreement with, or enter into or continue any discussions or negotiations with, or disclose, directly or indirectly, any information concerning the Assets to, any Third Party in connection with any possible proposal regarding the acquisition of any part of the Assets or any indirect interests therein (whether by merger, purchase of capital stock or partnership interests, purchase of securities convertible or exchangeable by their terms into equity securities, purchase of assets, tender offer, stand-alone plan or otherwise) (each a "Competing Proposal"); provided, however, after entry of the Interim Order and prior to entry of the Confirmation Order or Approval Order, Seller may furnish information to, and cooperate with, Qualified Third Parties (as defined below) with regard to information relating to the Assets or the business of Seller (but specifically excluding information regarding Buyer or Buyer's plans with respect to the Assets) to a Third Party, which party Seller reasonably believes is or will be financially able to consummate, and is or may be interested in consummating, a Competing Transaction (a "Qualified Third Party"). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the provisions above by any executive officer of Seller or any of its Affiliates or any investment banker or attorney of Seller or any of its Affiliates, whether or not such Person is purporting to act on behalf of Seller or any of its Affiliates or otherwise, shall be deemed to be a breach of this
Section 9.13 by Seller.

     (b) In the event that Seller shall directly or indirectly receive any Competing Proposal or inquiry regarding same, whether written or oral, Seller shall within one business day (i) notify Buyer of such Competing Proposal or inquiry and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the offeror and the terms and conditions of such Competing Proposal or inquiry, and (ii) if such Competing Proposal or inquiry is in writing, provide Buyer with a copy of same. Any Competing Proposal must be based upon substantially the same terms and conditions provided in this Agreement (other than the bankruptcy provisions contained herein which are inapplicable to such Third Party).

     (c) In the event that, prior to the entry of the Confirmation Order or Approval Order, Seller determines to accept a Competing Proposal, Seller shall deliver a written notice to Buyer (a "Competing Proposal Acceptance Notice") advising it of the foregoing determination, which notice shall be accompanied by copies of the proposed form of agreement, if any, or other documentation proposed to be entered into in connection with such proposal. Upon delivery of any Competing Proposal Acceptance Notice, Buyer shall have the right (a "Topping Right") to deliver to Seller, within ten (10) business days following the receipt by Buyer of such Competing Proposal Acceptance Notice, an offer (a "Topping Offer") to amend the terms of this Agreement to provide substantially the same or better terms which, when taken as a whole, are at least as good or better than such Competing Proposal, and otherwise on such terms and conditions as Buyer may determine in its sole discretion. In connection with any such Topping Offer, Buyer shall be permitted to consider the amount of the Topping Fee otherwise payable to Buyer as additional consideration payable by Buyer in connection with any Topping Offer made by Buyer. In the event Buyer makes a Topping Offer, Seller shall be required to accept such Topping Offer, subject to Seller's ability to accept a subsequent Competing Proposal in accordance with this Section 9.13(c). In that event, as soon as practicable (but in no event more than five business days) following submission of such Topping Offer, Buyer and Seller shall enter into an amendment to this Agreement to reflect Seller's acceptance of the Topping Offer. Following the making of a Topping Offer by Buyer, any subsequent Competing Proposal from a Third Party must be in an amount of at least One Million Dollars ($1,000,000) greater than Buyer's Topping Offer. In the event that prior to the entry of the Confirmation Order or Approval Order, as applicable, Seller determines to accept such higher Competing Proposal, Seller shall deliver a Competing Proposal Acceptance Notice to Buyer and Buyer may within five (5) business days submit a revised Topping Offer to amend the terms of this Agreement, as amended by any prior Topping Offer, to match or top such Competing Proposal. If within the specified time periods Buyer has failed to make a Topping Offer or has notified Seller in writing that it does not intend to make a Topping Offer, Seller shall confirm in writing to Buyer that it will pay the Topping Fee to Buyer on the terms and conditions set forth in Section 14(c) and thereafter Seller may terminate this Agreement in accordance with Section 14(a)(iii) and Seller may proceed with an agreement with the Third Party named in the Competing Proposal Acceptance Notice containing terms and conditions no less favorable to Seller than those described in the Competing Proposal Acceptance Notice. Notwithstanding anything in this Section 9.13(c) to the contrary, if any Competing Proposal (which must be based on substantially the same terms and conditions provided in this Agreement) is received at or within the ten (10) day period prior to the hearing at which entry of the Confirmation Order or Approval Order is sought, then Buyer may exercise its Topping Right during such ten (10) day period or, if necessary, at such hearing.

     (d) No Competing Proposal shall be considered, approved, adopted or recommended by Seller or its Board of Directors; provided, however, that in the exercise of its fiduciary duties the Board of Directors may consider, approve, adopt or recommend a Competing Proposal for a Competing Transaction with a Qualified Third Party, in each case at any time after such Qualified Third Party shall have furnished to Seller in immediately available funds a good faith deposit in an amount equal to five percent (5%) of the amount of the Competing Proposal. Seller shall not execute a definitive sale agreement with a Qualified Third Party with respect to a Competing Proposal for a Competing Transaction unless such sale agreement contains an express provision making the validity of such sale agreement subject to (i) this Agreement being properly terminated by Buyer or Seller in accordance with Section 14(a) of this Agreement and (ii) Seller paying to Buyer the Topping Fee in accordance with
Section 14(c) of this Agreement.

     9.14   Notification of Utilities.

     Seller shall promptly notify the utilities with which Seller has pole attachments of the proposed transfer of the Assets to Buyer pursuant to this Agreement and shall request a form of agreement that each utility would enter into directly with Buyer. Seller shall provide Buyer with a list containing the contact persons at each utility and Buyer shall thereafter communicate directly with the utilities regarding the pole attachment agreements that Buyer will enter into with such utilities.

     9.15   Broadcast TV Signals.

     Within forty five (45) days after the Signature Date, Seller shall identify to Buyer those broadcast TV signals which any System transmits pursuant to any must-carry requirement or retransmission consent the provisions of which requirement or consent will require Seller to assign to Buyer (or Buyer to assume from Seller), effective the Closing Date, Seller's post-Closing Date rights, duties and obligations thereunder (collectively, the "Mandatory Retransmission Obligations"); and Seller hereby agrees to assign to Buyer, and Buyer hereby agrees to assume, on and as of the Closing Date, the Mandatory Retransmission Obligations.

Seller further agrees to assign to Buyer any and all such other System-related broadcast TV retransmission consents as Seller shall (under the respective terms thereof) be able, but not obligated, to assign to Buyer, provided that Buyer shall request and direct Seller to do so.

     9.16   Due Diligence Payment to Buyer.

     To induce Buyer to enter into this Agreement, Seller shall, on (or within two business days after) the Signature Date, make an irrevocable payment to Buyer in the amount of One Hundred Thousand dollars ($100,000.00), which payment, except as otherwise provided in this Agreement, shall be Seller's sole contribution to the costs and expenses incurred (and to be incurred) by Buyer in connection with Buyer's due diligence with respect to the proceedings and transactions contemplated by this Agreement.

                                     ARTICLE X

              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ALL PARTIES

     The obligations of each of the parties to consummate the transaction contemplated hereby are subject to the conditions that:

     10.1   Litigation Prohibiting Consummation of Transactions.

     At the Closing Date, no bona fide suit, action, investigation or other proceeding will have been instituted by any governmental agency of the United States or by any Third Party in which it is sought to restrain, prohibit, invalidate or set aside the transactions contemplated by this Agreement.

     10.2   Orders Prohibiting Consummation of Transactions.

     At the Closing Date, there shall exist no applicable law, rule, regulation, order, judgment or injunction the effect of which is to prohibit consummation of the transactions contemplated by this Agreement.

     10.3   HSR Act.

     All necessary pre-merger notification filings required under the HSR Act will have been made with the Federal Trade Commission and the United States Department of Justice and the prescribed waiting periods (and any extensions thereof) will have expired or been terminated.

     10.4   Morbeck Agreement Escrow.

     Seller, Buyer and Baker & Hostetler LLP shall have entered into an escrow agreement pursuant to which an amount equal to the final six months' of severance payments pursuant to the Morbeck Agreement shall be delivered by Buyer to Baker & Hostetler LLP to be held in escrow to cover the contingent payments potentially owed Morbeck under the Morbeck Agreement.


                                    ARTICLE XI

                    CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     All obligations of Buyer under this Agreement are subject to the fulfillment in all material respects (or waiver in whole or in part by Buyer in writing) on or before the Closing Date (or such earlier date as may be specified), of each of the following conditions:

     11.1   Compliance with Agreement.

     Seller shall have performed and complied in all material respects with all of its obligations under this Agreement and any Bankruptcy Court order relating to this Agreement to be performed by it at or prior to Closing and there shall be no material uncured default of Seller under any term of this Agreement.

     11.2   Correctness of Representations and Warranties.

     The representations and warranties of Seller contained in this Agreement, and in the certificates delivered to Buyer pursuant hereto, shall be true in all material respects on the date hereof and on the Closing Date as though such representations and warranties were made on and as of the Closing Date.

     11.3   No Adverse Change in Business or Properties.

     Since December 31, 1997, neither the Business, the Systems nor the Assets have been affected in the aggregate adversely to a material extent or interfered with in any material way, except for matters affecting the CATV industry generally.

     11.4   Certificate of Officer.

     Seller shall deliver to Buyer a certificate of an authorized executive officer dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 11.1, 11.2 and 11.3 above, together with a certified authorizing resolution and incumbency certificate.

     11.5   Opinion of Counsel.

     Buyer shall have received from Seller's Senior Vice President and General Counsel, Day L. Patterson, a favorable opinion of such counsel, addressed to Buyer and its lenders dated as of the Closing Date, substantially in the form of Exhibit 11.5 hereto.

     11.6   Opinion of FCC Counsel.

     Buyer shall have received from Seller's FCC counsel, Cole Raywid & Braverman, a favorable opinion of such counsel, addressed to Buyer and its lenders dated as of the Closing Date, in the form of Exhibit 11.6 hereto.

     11.7   Noncompete Agreement.

     Buyer shall have received from Seller, and Bruce A. Armstrong, John M. Flanagan, Jr. and J. Paul Morbeck, an executed Noncompete Agreement in the form of Exhibit 11.7 hereto.

     11.8   Absence of Litigation.

     No suit, action or other proceeding shall be pending before any court or governmental agency to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby (other than actions or proceedings instituted by Buyer or any Affiliates of Buyer).

     11.9   Consents.

     All consents or approvals of franchisors, governmental authorities and other third parties which are Required Consents in connection with the transfer of the Assets to Buyer and the other transactions contemplated by this Agreement shall have been obtained in substantially the form set forth in
Exhibit 11.9 hereto (subject to the asterisked provisions thereof and footnote therein), or in such other form as the respective Third Party may reasonably request (but without any terms or provisions adverse to Buyer, other than those terms and provisions set forth in Exhibit 11.9 hereto), and Seller shall have delivered to Buyer copies of all such consents and approvals so obtained. Without Buyer's approval, the consents shall not contain any materially adverse changes to the underlying documents to which they apply.

     11.10  Subscribers.

     The number of Basic Subscribers shall be not less than 76,250.

     11.11  Receivables Report.

     Seller shall provide Buyer with a subscriber accounts receivable aging report listing, respectively, subscribers whose accounts are at least one, two, and three or more Monthly Billing Periods overdue as of the Closing Date (or if that shall not be readily practicable for Seller to provide, as of a date proximate thereto).

     11.13  Bankruptcy Court Approvals.

     The Bankruptcy Court shall have entered the Approval Order, the Disclosure Statement Order and the Confirmation Order, and, in the case of the Approval Order and the Confirmation Order, (i) the time allowed for appeals therefrom shall have expired and no appeal therefrom shall have been filed during such period or (ii) no stay of either such order shall be in effect and the Approval Order and the Confirmation Order shall contain a finding that Buyer is a good faith purchaser in accordance with, and is entitled to the protections under, Section 363(m) of the Bankruptcy Code.

                                    ARTICLE XII

                   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     All obligations of Seller under this Agreement are subject to fulfillment in all material respects (or waiver in whole or in part by Seller in writing) on or before the Closing Date (or such earlier date as may be specified) of each of the following conditions:

     12.1   Correctness of Representations and Warranties.

     The representations and warranties of Buyer contained in this Agreement and in the certificates delivered to Buyer pursuant hereto shall be true in all material respects on the date hereof and on the Closing Date as though such representations and warranties were made at and as of the Closing Date.

     12.2   Compliance with Agreement.

     Buyer shall have performed and complied with all of its obligations under this Agreement.

     12.3   Certificate of Officer.

     Buyer shall have delivered to Seller a certificate of its General Partner dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 12.1 and 12.2 above, together with a certified authorizing resolution and incumbency certificate.

     12.4   Absence of Litigation.

     No suit, action or other proceeding shall be pending before any court or governmental agency to restrain or prohibit, or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby (other than actions or proceedings instituted by Seller or any Affiliates of Seller).

     12.5   Proceedings and Documents.

     All corporate and other proceedings taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Seller and its counsel.

     12.6   Opinion of Counsel.

     Seller shall have received from Buyer's counsel, Baker & Hostetler, a favorable opinion of such counsel, addressed to Seller dated as of the Closing Date, substantially in the form of Exhibit 12.6 hereto.

     12.7   Bankruptcy Court Approvals.

     The Bankruptcy Court shall have entered the Approval Order, the Disclosure Statement Order and the Confirmation Order, and, in the case of the Approval Order and the Confirmation Order, (i) the time allowed for appeals therefrom shall have expired and no appeal therefrom shall have been filed during such period or (ii) no stay of either such order shall be in effect and the Approval Order and the Confirmation Order shall contain a finding that Buyer is a good faith purchaser in accordance with, and is entitled to the protections under,
Section 363(m) of the Bankruptcy Code.

     12.8   Appraisal.

     Seller  shall have received the appraisal referred to in Section 3.1(a).


                                   ARTICLE XIII

                       EXPENSES OF NEGOTIATION AND TRANSFER

     13.1   Expenses.

     Except as otherwise provided in this Agreement, each party shall pay its own expenses, taxes and other costs incident to or resulting from this Agreement whether or not the transactions contemplated hereby are consummated. Costs of Seller include, but are not limited to, all filing and application fees paid to governmental and regulatory authorities in connection with the transactions contemplated by this Agreement (with the exception of the HSR filing fees referred to in Section 9.6 hereof, which fees shall be paid entirely by Seller at the time of filing; provided that Buyer shall promptly reimburse Seller for fifty percent (50%) of such filing fees upon the earlier of (i) the Closing, or (ii) the entry of the Approval Order and the Confirmation Order and such orders becoming Final Orders), and documentary taxes. Buyer's costs include, but are not limited to, fees for the filing or recording of instruments of transfer. It is understood by the parties hereto that the transfer of the Assets and Assumed Liabilities hereunder is intended to be the making or delivery of an instrument or instruments of transfer under a plan confirmed under Section 1129 of the Bankruptcy Code and, as such, would not be taxed under any law imposing a stamp tax or similar tax in accordance with Section 1146(c) of the Bankruptcy Code.

                                    ARTICLE XIV

                  RIGHTS TO TERMINATE; BREACH; LIQUIDATED DAMAGES

     14     Termination.

     (a)    This Agreement may be terminated prior to the Closing:

            (i)     at any time by mutual consent of Seller and Buyer;

            (ii) by either Seller or Buyer if there shall be in effect a final, nonappealable order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby;

            (iii) by either Buyer or Seller, if ten (10) business days shall have elapsed after the delivery to Buyer by Seller of a Competing Proposal Acceptance Notice (or five (5) business days shall have elapsed after the delivery to Buyer by Seller of a subsequent Competing Proposal Acceptance Notice as to a subsequent Competing Proposal from the same Third Party) and Buyer has not delivered a Topping Offer to Seller, or if a Competing Proposal is received at or immediately prior to the hearing to consider entry of the Confirmation Order or Approval Order which is accepted by Seller and Buyer has not delivered a Topping Offer at or prior to the hearing at which entry of the Confirmation Order or Approval Order is sought;

            (iv) by Seller (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event that Buyer shall be in breach or default under this Agreement or the Deposit Escrow Agreement, and shall have failed to cure such breach or default within thirty (30) days after receiving written notice thereof from Seller;

            (v) by Seller, if all the conditions set forth in Section 12 have not been satisfied (or waived by Seller) by the Outside Date other than due, in whole or in part, to a breach or default by Seller; and

            (vi) by Seller, if any Phase I environmental report or Phase II environmental report for any Phase I property obtained pursuant to
            Section 9.5 discloses one or more adverse environmental conditions and Seller concludes, in its reasonable judgment, that the cost of remediation of such condition(s) will exceed $250,000; provided that termination pursuant to this Section 14(a)(vi) shall not be effective, and shall be void ab initio, in the event that within three business days after receipt of Seller's notice of termination Buyer delivers notice to Seller that Buyer will bear all costs in connection with such remediation in excess of $250,000.

            (vii) by Buyer (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event that Seller shall be in breach or default under this Agreement or the Deposit Escrow Agreement, and shall have failed to cure such breach or default within thirty (30) days after receiving written notice thereof from Seller;

            (viii) by Buyer, if all the conditions set forth in Section 11 have not been satisfied (or waived by Buyer) by the Outside Date other than due, in whole or in part, to a breach or default by Buyer; and

            (ix) by Buyer, if (a) Seller shall fail to commence the Bankruptcy Case within seventy-five (75) days after the Signature Date, provided that Buyer's foregoing right of termination under this clause (a) shall expire upon Seller's commencement of the Bankruptcy Case in the event that Seller shall commence the Bankruptcy Case subsequent to the foregoing 75-day period but prior to Buyer's exercise of its foregoing right of termination, (b) the motion seeking entry of the Interim Order is not filed with the Bankruptcy Court on or prior to the third business day after the Commencement Date, provided that Buyer's foregoing right of termination under this clause (b) shall expire upon the filing of the foregoing motion with the Bankruptcy Court in the event that such motion is filed subsequent to the foregoing three business day period period but prior to Buyer's exercise of its foregoing right of termination, (c) the Interim Order is not entered by the Bankruptcy Court on or prior to the twentieth (20) day after the filing of the Interim Motion, except in the event that the failure to enter the Interim Order by the Bankruptcy Court within such 20-day period is attributable to the inability of the Bankruptcy Court to take action upon the matter for any reason attributable to any Bankruptcy Court scheduling conflict, calendar-related matter, illness, disability, vacation schedule, etc., provided that Buyer's foregoing right of termination under this clause (c) shall expire upon the Bankruptcy Court's entry of the Interim Order in the event that the Bankruptcy Court enters the Interim Order subsequent to the foregoing 20-day period but prior to Buyer's exercise of its foregoing right of termination, (d) the motion for entry of the Approval Order, the Disclosure Statement, the Bankruptcy Plan, and the vote tabulation from the Bankruptcy Plan Solicitation, are not filed with the Bankruptcy Court on or prior to the third business day after the Commencement Date, provided that Buyer's foregoing right of termination under this clause (d) shall expire upon the filing of the foregoing items with the Bankruptcy Court in the event that such items are filed with the Bankruptcy Court subsequent to the foregoing third business day but prior to Buyer's exercise of its foregoing right of termination, (e) the Approval Order is not entered by the Bankruptcy Court within forty-five (45) days after the Commencement Date, except in the event that the failure to enter such Order by the Bankruptcy Court within such 45-day period is attributable to the inability of the Bankruptcy Court to take action upon the matter for any reason attributable to any Bankruptcy Court scheduling conflict, calendar-related matter, illness, disability, vacation schedule, etc., provided that Buyer's foregoing right of termination under this clause (e) shall expire upon the Bankruptcy Court's entry of the Approval Order in the event that such order is entered by the Bankruptcy Court subsequent to the foregoing 45-day period but prior to Buyer's exercise of its foregoing right of termination, (f) the Disclosure Statement Order and the Confirmation Order are not entered by the Bankruptcy Court within sixty (60) days after the Commencement Date, except in the event that the failure to enter either such order by the Bankruptcy Court within such 60-day period is attributable to the inability of the Bankruptcy Court to take action upon the matter for any reason attributable to any Bankruptcy Court scheduling conflict, calendar-related matter, illness, disability, vacation schedule, etc., provided that Buyer's foregoing right of termination under this clause (f) shall expire upon the Bankruptcy Court's entry of the respective orders in the event that such orders are entered by the Bankruptcy Court subsequent to the foregoing 60-day period but prior to Buyer's exercise of its foregoing right of termination,
            (g) after the entry of the Approval Order and the Confirmation Order, the Approval Order or the Confirmation Order is reversed, revoked, voided, vacated, modified or stayed by an order of a court of competent jurisdiction in any manner not satisfactory to Buyer in its sole discretion, or (h) an order by the Bankruptcy Court is entered approving any Competing Transaction, any plan not incorporating this Agreement or the sale of all or substantially all of the Assets or the Business to a Third Party.

     (b) In the event either party shall terminate this Agreement pursuant to Section 14(a), the terminating party shall give prompt written notice thereof to the other party hereto and this Agreement shall thereupon terminate, without further action by either of the parties hereto. If the Agreement is terminated as provided herein:

            (i) except as otherwise provided herein, the termination of this Agreement shall not relieve any party of any liability for breach of this Agreement prior to the date of termination; and

            (ii) all filings, applications and other submissions relating to the transfer of the Assets made pursuant to this Agreement shall, to the extent practicable, be withdrawn from the agency or other person to which made.

     (c) In the event that this Agreement is terminated by Buyer or Seller pursuant to Section 14(a)(iii), then, so long as Buyer has not materially breached any of its covenants or agreements under this Agreement, Seller shall be obligated to pay to Buyer a fee in the amount of Six Million Dollars ($6,000,000) (the "Topping Fee"), by wire transfer of immediately available funds to an account designated by Buyer with one-half of such payment to be paid to Buyer at the time of Seller's acceptance of a Competing Proposal, and the remaining one-half of such payment to be made to Buyer upon the earlier of (i) the closing of the Competing Transaction or any other Competing Transaction, (ii) consummation of a Chapter 11 plan for Seller, or (iii) eighteen (18) months after Seller's acceptance of the Competing Proposal.

     (d)    In the event that this Agreement is terminated by Buyer:

            (i) pursuant to Section 14(a)(ix)(a) due to or as a result of Seller's failure to commence the Bankruptcy Case within seventy-five (75) days after the Signature Date, and such termination by Buyer occurs prior to any subsequent commencement of the Bankruptcy Case by Seller, then Buyer shall be entitled to the payment by Seller of a fee of One Million Dollars ($1,000,000) as liquidated damages payable immediately upon such termination;

            (ii) pursuant to Section 14(a)(ix)(e) due to or as a result of the Bankruptcy Court's failure to enter the Approval Order within forty-five (45) days after the

            Commencement Date, and such termination by Buyer occurs at any time after ninety (90) days after the Commencement Date but prior to any entry of the Approval Order by the Bankruptcy Court, then Buyer shall be entitled to the payment by Seller of a fee of Two Million Six Hundred Twenty Five Thousand Dollars ($2,625,000) as liquidated damages, and the foregoing $2,625,000 liquidated damage payment provided in this Section 14(d)(ii) shall be treated by Seller as an administrative claim and shall be payable upon the earlier of (a) consummation of a Chapter 11 plan for Seller, or (b) the closing of a sale of substantially all of the Assets, irrespective of whether such sale occurs during the Bankruptcy Case, in a Chapter 7 case or outside of a case under the Bankruptcy Code;

            (iii) pursuant to Section 14(a)(ix)(f) due to or as a result of the Bankruptcy Court's failure to enter the Disclosure Statement Order and the Confirmation Order within sixty (60) days after the Commencement Date, and such termination by Buyer occurs at any time after ninety (90) days after the Commencement Date but prior to any entry of the Disclosure Statement Order and the Confirmation Order by the Bankruptcy Court, then Buyer shall be entitled to the payment by Seller of a fee of Two Million Six Hundred Twenty Five Thousand Dollars ($2,625,000)as liquidated damages, and the foregoing $2,625,000 liquidated damage payment provided in this
            Section 14(d)(iii) shall be treated by Seller as an administrative claim and shall be payable upon the earlier of (a) consummation of a Chapter 11 plan for Seller, or (b) the closing of a sale of substantially all of the Assets, irrespective of whether such sale occurs during the Bankruptcy Case, in a Chapter 7 case or outside of a case under the Bankruptcy Code; or

            (iv) pursuant to Section 14(a)(ix)(c) due to or as a result of the Bankruptcy Court's failure to enter the Interim Order within twenty (20) days after the filing of the Interim Motion, and such termination by Buyer occurs prior to any subsequent entry of the Interim Order by the Bankruptcy Court, then Buyer shall be entitled to the payment by Seller of a fee of One Million Dollars ($1,000,000) as liquidated damages payable immediately upon such termination.

            Any payment of liquidated damages pursuant to this Section 14(d) shall be by wire transfer of immediately available funds to an account designated by Buyer.

            Upon the payment of liquidated damages to Buyer pursuant to this
            Section 14(d), all obligations of Seller to Buyer hereunder shall terminate. Seller and Buyer agree that any damages which Buyer, or any person claiming through or under Buyer, may at any time allege to have been suffered by Buyer or any such person arising out of or related to the termination of this Agreement by Buyer under the circumstances contained in this Section 14(d) are not easily measured and that the payment of the liquidated damages provided in this Section 14(d) represents a reasonable estimate of the damages that will be suffered by Buyer and not a penalty. Accordingly, Buyer and Seller hereby agree that the payment of such liquidated damages shall be in full satisfaction and complete payment of all such damages and in lieu of any and all other damages and that no additional damages shall be payable to Buyer or any such person arising out of or related to the circumstances set forth in this
            Section 14(d). In no event shall Buyer be or become entitled to the payment of liquidated damages in the event that Buyer is paid the Topping Fee; and in no event shall Buyer be or become entitled to the payment of liquidated damages of more than $2,625,000 in the aggregate under Sections 14(d)(i), 14(d)(ii), 14(d)(iii) and 14(d)(iv) hereof, or (in the event that Buyer shall not be or become entitled to liquidated damages under either of Sections 14(d)(ii) or 14(d)(iii) hereof) of more than $1,000,000 in the aggregate under Sections 14(d)(i) and 14(d)(iv) hereof.

     (e) Following the commencement of the Bankruptcy Case and to the extent that any order of the Bankruptcy Court shall permit Buyer to pursue any claim Buyer may hereafter have against Seller for or with respect to (i) the Topping Fee provided for in Section 14(c), (ii) any of the liquidated damages provided for in Section 14(d) or
            (iii) any of the Indemnifiable Damages provided for in Section 15.1, then in the event that Buyer shall hereafter have and pursue any such permitted claim against Seller, Seller shall (i) waive all rights and defenses available to it as to such claim under Section 502(c), (d), or (e) of the Bankruptcy Code and (ii) acknowledge and agree that such claim shall constitute an allowed administrative expense under Section 503(b) of the Bankruptcy Code entitled to priority under Section 507(a)(1) of the Bankruptcy Code.

     (f) In the event of a termination of this Agreement by Buyer or Seller, the provisions of Sections 14(c), (d) and (e) shall survive any such termination.



                                    ARTICLE XV

                                  INDEMNIFICATION

     15.1   Indemnification by Seller.

     Seller shall indemnify Buyer against and hold it harmless from any and all Indemnifiable Damages which Buyer may suffer or incur by reason of (i) Seller's breach of any of Seller's representations and warranties contained in this Agreement or any document, certificate or agreement delivered pursuant hereto;
(ii) Seller's breach of any of Seller's covenants or agreements contained in this Agreement or any document, certificate or agreement delivered pursuant hereto; or (iii) any liabilities for obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, of Seller, other than the Assumed Liabilities for which Buyer receives a purchase price adjustment pursuant to Section 3.4 hereof or arising out of any acts occurring (or the operation of the Business) after the Closing. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Buyer shall have the right to be put in the same financial position as it would have been in had Seller not breached the respective representation, warranty, covenant or agreement. However, notwithstanding anything contained in this Agreement to the contrary, if Buyer makes any claim for damages, Buyer will use reasonable efforts to mitigate the amount and nature thereof in accordance with customary industry maintenance procedures and all reasonable costs and expenses that Buyer incurs in mitigating those damages shall be considered Indemnifiable Damages. The foregoing obligation of Seller to indemnify Buyer shall be subject to and limited by each of the following qualifications:

     (a) Each of the representations and warranties made by Seller in this Agreement or pursuant hereto shall survive for a period of one year from and after the Closing Date unless a claim shall have been commenced by Buyer's providing Seller and the Escrow Agent with written notice thereof prior to the first anniversary of the Closing Date, in which notice Buyer shall set forth the basis of its claim for damages and its good faith estimate of the amount thereof, in which case the applicable representations and warranties shall survive with respect to such claim until such claim has been resolved, and thereafter all such representations and warranties shall be extinguished, and no action for the enforcement of the foregoing obligation may be commenced with respect to any claim made more than one year following the Closing Date.

     (b) Seller shall have no liability to Buyer for or on account of any of the Indemnifiable Damages provided in Section 15.1(i) unless and until such damages in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) (the "Basket"), in which case such damages shall include the entire amount of the Indemnifiable Damages, including those not in excess of the Basket. The total liability of Seller for its indemnity obligation under this Section 15.1, or otherwise under this Agreement, shall be limited in all respects to, and shall be payable solely from, the Indemnity Fund. Upon the occurrence of an event to which Seller's indemnity obligations under this Section 15.1 applies, Buyer's sole and exclusive remedy shall be recourse to the Indemnity Fund upon and subject to Buyer's compliance with the terms and conditions of the Closing Escrow Agreement.

     15.2   Indemnification by Buyer.

     Buyer shall indemnify Seller against and hold it harmless from any and all Indemnifiable Damages which Seller may suffer or incur by reason of (i) Buyer's breach of any of Buyer's representations and warranties contained in this Agreement or any document, certificate or agreement delivered pursuant hereto;
(ii) Buyer's breach of any of Buyer's covenants, or agreements contained in this Agreement or any document, certificate or agreement delivered pursuant hereto; or (iii) any liabilities for obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, assumed by Buyer pursuant to this Agreement or any document, certificate or agreement delivered pursuant hereto or arising out of any acts occurring (or the operation of the Business) after the Closing. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Seller shall have the right to be put in the same financial position as it would have been in had Buyer not breached the respective representation, warranty, covenant or agreement. The foregoing obligation of Buyer to indemnify Seller shall be subject to and limited by each of the following qualifications:

     (a) Each of the representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive for a period of one year from and after the Closing Date, unless a claim shall have been commenced by Seller's providing Buyer and the Escrow Agent with written notice thereof prior to the first anniversary of the Closing Date, in which notice Seller shall set forth the basis of its claim for damages and its good faith estimate of the amount thereof, in which case the applicable representations and warranties shall survive with respect to such claim until such claim has been resolved), and thereafter all such representations and warranties shall be extinguished, and no action for the enforcement of the foregoing obligation may be commenced with respect to any claim made more than one year following the Closing Date; and

     (b) Buyer shall have no liability to Seller for or on account of any of the Indemnifiable Damages provided in Section 15.2(i) unless and until such damages in the aggregate exceed the Basket, in which case such damages shall include the entire amount of the Indemnifiable Damages, including those not in excess of the Basket.

     15.3   Notice and Right to Defend Third Party Claims

     Promptly, upon receipt of notice of any claim, demand or assessment made by any Third Party or the commencement of any suit, action or proceeding brought by any Third Party in respect of which indemnity may be sought on account of any provision of Article XV hereof, the party seeking indemnification (the "Indemnitee") will give written notice thereof to the party from whom indemnification is sought (the Indemnitor") promptly and in any event within sufficient time to enable the Indemnitor to respond to such claim or answer or otherwise plead in such action. The failure or omission of such Indemnitee so to notify promptly the Indemnitor of any such Third Party claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith, on account of any indemnity agreement contained in Article XV hereof, except to the extent that the Indemnitor shall have been actually prejudiced thereby. In case any Third Party claim, demand or assessment shall be asserted or Third Party suit, action or proceeding commenced against an Indemnitee, and such Indemnitee shall notify the Indemnitor of the commencement thereof, the Indemnitor shall be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel reasonably satisfactory to the Indemnitee by providing the Indemnitee with written notice within 10 days after receipt of the Indemnitee's notice of the claim, demand or assessment. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof within such 10-day period, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof. The Indemnitee will cooperate with the Indemnitor in connection with any such claim, and make personnel, books and records relevant to the claim available to the Indemnitor. In the event that the Indemnitor does not assume the defense, conduct or settlement of any Third Party claim, demand, or assessment within the foregoing 10-day period, the Indemnitee will not settle such


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claim, demand, or assessment without the consent of the Indemnitor, which shall
not be unreasonably withheld.    A claim shall be deemed conceded, unless the
Indemnitor shall contest it by giving written notice thereof to the Indemnitee within thirty (30) days after such claim is made.




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


                                    ARTICLE XVI

                                 CASUALTY OR LOSS

     16.1   Repairs or Replacement of Assets.

     In the event that any of the Assets is damaged or destroyed between the date hereof and the Closing Date (an "Event of Loss") which has not, as of the time of Closing, had a material adverse effect on the Systems, then at the Closing, in addition to all other closing transactions, all insurance proceeds and claims to insurance proceeds or other rights of Seller against third parties arising from such Event of Loss shall (to the extent assignable under applicable state law and the applicable insurance policy) be separately assigned by Seller to Buyer unless such Assets are repaired or replaced as hereinafter provided. To the extent not so assignable, such claims may be pursued by Buyer, at its cost and expense and for its own account and benefit, in the name of Seller. If any Event of Loss shall occur, Seller shall use such commercially reasonable efforts as would customarily be applied in the ordinary course of business to repair or replace the respective damaged or destroyed Asset(s) with comparable property of like value and quality before the Closing Date. In the event that any such damaged or destroyed Asset(s) cannot reasonably be repaired or replaced prior to the Closing Date, the Purchase Price shall be reduced by the replacement cost of any such damaged or destroyed Asset(s). If the Event of Loss shall have had a material adverse effect on the Systems and the repair or replacement thereof cannot be accomplished by the Closing Date, the Closing shall be postponed for a period of up to 60 days to the extent reasonably necessary to permit Seller to accomplish that repair or replacement; if, however, the Event of Loss shall have had a material adverse effect on the Systems and the repair or replacement thereof cannot be accomplished prior to the expiration of the foregoing 60-day extension period, Seller shall give Buyer written notice thereof and Buyer may thereupon elect, by written notice to Seller within thirty (30) days after Buyer's receipt of Seller's foregoing notice, as follows:

     (i) to postpone the Closing, but not more than 90 days beyond the date for Closing originally scheduled pursuant to Section 4.1, until such date as the damaged or destroyed Asset(s) can be repaired or replaced in all material respects as aforesaid;

     (ii) to close the sale transaction on the scheduled date of the Closing and accept the Assets as is (in which event Seller shall assign to Buyer all proceeds of insurance relating to the casualty or loss, but no reduction shall be made to the Purchase Price in respect of such casualty or loss except to the extent of the amount of any deductibles under Seller's insurance policies); or


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     (iii)  to terminate this Agreement without liability on the part of either
Buyer or Seller.

     16.2   Risk of Loss.

     The risk of any loss, damage or destruction with respect to any of the Assets (whether from fire, casualty or other cause) shall be borne by and remain with Seller until the Closing.



                                   ARTICLE XVII

                                   MISCELLANEOUS

     17.1   Assignment.

     Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto, except that: (i) at any date prior to July 15, 1998, Buyer may (upon at least seven days prior written notice to Seller) assign all of its rights hereunder to an Affiliate; provided, that notwithstanding any such assignment, Buyer shall (with such Affiliate) be and remain liable to Seller for the performance and fulfillment of all of Buyer's covenants, duties and obligations hereunder; and (ii) Buyer may assign all of its rights, duties, covenants and obligations hereunder to any successor or assign at any time after the Closing, upon 10 days prior written notice to Seller.

     17.2   Successors.

     This Agreement shall be binding upon and inure to the benefit of Buyer and its heirs, successors or assigns, and Seller and its respective heirs, successors or assigns, subject in all respects to Section 17.1.

     17.3   Entire Agreement.

     This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement of the parties, and supercedes all prior documents, agreements (including, without limitation, that certain letter of intent between Seller and Buyer dated November 26, 1997), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by or on behalf of either party hereto or any officer, employee, representative or agent of either party hereto.

     17.4   Third Parties.

     Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or other entity, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.


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     17.5   Amendments in Writing.

     The terms of this Agreement may not be amended, modified or waived except by written agreement executed by Buyer and Seller.

     17.6   Governing Law.

     This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

     17.7   Interpretation.

     The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. Each of Seller and Buyer acknowledges that it has actively participated in the preparation, drafting and review of this Agreement, and each party hereby waives any claim that this Agreement or any provision hereof (or any Exhibit or Schedule hereto) is to be construed against the other party hereto as the draftsperson thereof.


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


     17.8   Arbitration.

     (a) Any dispute may be submitted by any party hereto to arbitration. Arbitration shall be conducted in Chicago, Illinois, or any other location mutually agreeable to Seller and Buyer, before a single arbitrator appointed by the American Arbitration Association in accordance with the commercial rules of the American Arbitration Association then in effect. The award of such arbitrator shall be final and may be entered by any party hereto in any court of competent jurisdiction. The prevailing party in such arbitration shall be entitled to an award of all costs and expenses of such arbitration (including its reasonable legal expenses, including counsel fees); provided, however, in the event that the arbitrator makes an award not entirely in favor of either party, the costs and expenses (including reasonable legal expenses of either party) shall be paid as directed by the arbitrator.


     (b) Notwithstanding the provisions of Section 17.8(a) hereof, any dispute or proceeding arising out of or related to this Agreement (including, without limitation, any arbitration proceeding commenced under Section 17.8(a) hereof) shall, from and after the commencement of the Bankruptcy Case, be submitted to and decided by the Bankruptcy Court, and for purposes of giving effect to the foregoing provision hereof, Buyer and Seller hereby consent and submit to the jurisdiction of the Bankruptcy Court.

     17.9   Notices.

     All notices hereunder shall be in writing and shall be deemed to have been delivered on the date of the first attempted delivery by (i) the United States Postal Service, unless otherwise provided herein, to the respective party if mailed by certified mail, return receipt requested, or (ii) a reputable overnight delivery service, to the respective party at its address set forth below or such other address as either party may designate to the other by written notice in accordance herewith:


     If to Seller:


            Scott Cable Communications, Inc.
            c/o American Cable Entertainment
            Attention:  Bruce A. Armstrong, President and CEO
            Four Landmark Square, Suite 302
            Stamford, CT  06901

            with a complete copy under separate cover (which copy by itself shall not constitute notice) to:

            Day L. Patterson, Senior Vice President


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


            and General Counsel
            American Cable Entertainment
            Four Landmark Square, Suite 302
            Stamford, Connecticut  06901

            If to Buyer:

            InterLink Communications Partners, LLLP
            c/o Rifkin & Associates, Inc.
            360 South Monroe Street, Suite 600
            Denver, Colorado  80209
            Attention: Kevin B. Allen

            with a complete copy under separate cover (which copy by itself shall not constitute notice) to:

            Stuart G. Rifkin, Esq.
            Baker & Hostetler LLP
            303 East 17th Avenue, Suite 1100
            Denver, Colorado  80203

            17.10   Severability.

            Any provision hereof which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

            17.11 Counterparts.

  This Agreement may be executed in one or more counterparts and each executed copy shall constitute an original.


     IN WITNESS WHEREOF, the parties hereunto have duly executed this Agreement.

                         SELLER:


                         SCOTT CABLE COMMUNICATIONS, INC.

                         By:   /s/ Bruce A. Armstrong
                              ------------------------

                              Bruce A. Armstrong,
                              President and CEO

                         Signature Date:  July 9, 1998



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



                         BUYER:

                         INTERLINK COMMUNICATIONS PARTNERS, LLLP

                         By:  Rifkin Co., its general partner
                         By:  /s/ Kevin B. Allen
                             --------------------------------
                         Name:  Kevin B. Allen
                         Title:  Vice President

                         Signature Date:  July  10, 1998



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


                                  INDEX TO EXHIBITS

Exhibit 2.3(i)      Form of Bill of Sale
Exhibit 2.3(ii)     Form of Assignment and Assumption Agreement
Exhibit 2.3(iii)    Form of Special Warranty Deed
Exhibit 3.2         Deposit Escrow Agreement
Exhibit 3.5         Form of Closing Escrow Agreement
Exhibit 11.5             Form of Seller's Counsel Opinion
Exhibit 11.6             Form of Seller's FCC Counsel Opinion
Exhibit 11.7             Form of Non-Competition Agreement
Exhibit 11.9             Form of Consent or Approval to Assignment and Transfer
Exhibit 12.6             Form of Buyer's Opinion of Counsel



                                 INDEX OF SCHEDULES


Schedule            Title

1.1(A)              Slow Pay Bulk Agreements
1.1(B)              Systems and Service Areas
2.1(A)              Real Estate
2.1(C)              Seller's Interest in Leases, as Lessor
2.1(H)              Choses in Action
2.1(I)              Proprietary Rights
2.1(K)              Vehicles
2.2                 Excluded Assets
3.3(B)              Free Service
5.3                 Material Consents and Approvals
5.6                 Unpaid Taxes
5.7(A)              Franchises
5.7(B)              Necessary Contracts
5.7(C)              Defaults Under Franchises and Necessary Contracts
5.8(A)              Material Agreements
5.8(B)              Defaults under Material Agreements
5.9(A)              Channel Capacity, Subscribers and Rates
5.10                Pole Attachments
5.11                Labor Discussions
5.12                Absence of Certain Developments
5.13                Real Estate Liens and Encumbrances
5.17                Transactions
5.18                Litigation and Administrative Proceedings
5.20                Retirement Plans
5.21                Employee Benefit Plans
5.22                Insurance Policies and Surety Bonds
5.23                Environmental Laws; Environmental Permits
5.24                Sale Commitments